Exhibit 10.1

EXECUTION COPY

RECEIVABLES LOAN AGREEMENT

among

ELANCO SPEAR LLC,
as Borrower

ELANCO US INC.,
as initial Servicer

THE VARIOUS LENDERS AND LENDER AGENTS FROM TIME TO TIME PARTY HERETO

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Administrative Agent

Dated as of August 3, 2023

Table of Contents

-i-

Table of Contents

(continued)

-ii-

EXHIBIT I	–	DEFINITIONS
EXHIBIT II	–	CONDITIONS OF CLOSING AND ADVANCES
EXHIBIT III	–	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	–	COVENANTS
EXHIBIT V	–	TERMINATION EVENTS
EXHIBIT VI	–	SUPPLEMENTAL PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

-iii-

RECEIVABLES LOAN AGREEMENT

This RECEIVABLES LOAN AGREEMENT (this “Agreement”) is entered into as of August 3, 2023 among ELANCO SPEAR LLC, a Delaware limited liability company, as borrower (the “Borrower”), ELANCO US INC., a Delaware corporation, as initial servicer (the “Servicer”), THE VARIOUS LENDERS AND LENDER AGENTS FROM TIME TO TIME PARTY HERETO, and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, a Dutch coöperatieve acting through its New York Branch, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for each Lender Group.

PRELIMINARY STATEMENTS.

WHEREAS, certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I;

WHEREAS, the Borrower is acquiring from the Originator all right, title and interest in Receivables generated by the Originator and related assets pursuant to the Receivables Sale Agreement; and

WHEREAS, to fund its obligations to purchase Receivables under the Receivables Sale Agreement, the Borrower may from time to time request Loans from the Lenders and the Lenders shall make such Loans to the Borrower, in each case subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE ADVANCES

Section 1.1.          Advances and Making Loans.

(a)          During the period beginning on the Closing Date and ending on the Termination Date and upon the terms and subject to the conditions hereinafter set forth, each Lender Group shall, ratably in accordance with their respective ratable shares, severally and not jointly, make loans to the Borrower secured by the Borrower Collateral (each such loan, an “Advance” and the date of such Advance, an “Advance Date”). Under no circumstances shall any Lender be obligated to make any Advance if, after giving effect thereto:

(i)           the Aggregate Loan Amount would exceed the Program Limit at such time;

(ii)          the outstanding Loan Amount of any Lender Group would exceed the Commitment for such Lender Group; or

(iii)         the Aggregate Loan Amount would exceed the Borrowing Base at such time.

Section 1.2.          Grant of Security Interest

(a)          As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Loan Amount and all Yield in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Lender Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Borrower Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) each Collection Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Receivables Sale Agreement and each other Transaction Document, (vi) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)          The Administrative Agent (for the benefit of the Lender Parties) shall have, with respect to all the Borrower Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Lender Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements naming the Borrower as debtor and describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)          The Borrower hereby assigns to the Lenders, consistent with the Receivables Sale Agreement, all rights of the Borrower against the Originator under the Receivables Sale Agreement and hereby agrees that (i) the Administrative Agent and the Lenders shall be third-party beneficiaries of the Borrower’s rights under the Receivables Sale Agreement, (ii) prior to the occurrence of a Termination Event, the Borrower will enforce its rights under the Receivables Sale Agreement at the direction, and not without the consent, of the Administrative Agent and the Required Lenders and (iii) following the occurrence of a Termination Event, the Administrative Agent shall have the exclusive right to enforce the Borrower’s and the Administrative Agent’s rights against the Originator as if the Administrative Agent had been party to the Receivables Sale Agreement.

(d)          The Borrower hereby agrees that during the period that this Agreement is in effect, the prior consent of the Administrative Agent shall be required in order for the Borrower to grant any consent or agree to any amendment or modification of, or waive any of its rights under, the Receivables Sale Agreement.

(e)          Immediately upon the occurrence of the Final Payout Date, the Borrower Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination pursuant to Section 6.9) of the Administrative Agent, the Lenders and the Lender Agents hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Borrower Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination and shall authorize the filing of UCC-3 termination statements evidencing such release.

Section 1.3.          Borrowing Procedures

(a)          Each Advance hereunder may be made on the Closing Date or any Monthly Settlement Date upon the Borrower’s irrevocable written notice in the form of Annex A (each, a “Borrowing Request”) delivered to the Administrative Agent and each Lender Agent in accordance with Section 6.2 (which notice must be received by the Administrative Agent and each Lender Agent before 12:00 p.m., New York time) at least two (2) Business Days prior to the requested Advance Date, which notice shall specify: (i) the amount of the Advance (which amount, if any, shall not be less than $100,000 and in integral multiples of $10,000 in excess thereof) to be paid to the Borrower, (ii) the proposed Advance Date, (iii) a pro forma calculation of the Borrowing Base and the Aggregate Loan Amount after giving effect to such Advance and set forth on Schedule II to the applicable Borrowing Request and (iv) that all prerequisite conditions for the making of such Advance, including those set forth in Exhibit II, have been satisfied. Each such Borrowing Request shall be deemed to be a request by the Borrower to the Lenders in each Lender Group, as applicable, to fund each such Lender Group’s Percentage of the requested Advance.

(b)          Conduit Lender Acceptance or Rejection; Borrowing Request Irrevocable.

(i)          Each Lender Agent will promptly notify the Conduit Lenders in its Lender Group of the Lender Agent’s receipt of any Borrowing Request. Each Conduit Lender shall instruct its Lender Agent that it accepts or rejects such Borrowing Request by notice given to the Borrower, its Lender Agent and the Administrative Agent by telephone or electronic mail by no later than the close of its business on the Business Day of its receipt of any such Borrowing Request. Any rejection by a Conduit Lender shall not relieve or terminate the obligations of any Committed Lender hereunder to fund any Advance.

(ii)          Each Borrowing Request shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender, either directly or indirectly (including, in the case of any Conduit Lender, through a Program Support Agreement) as a result of any failure by the Borrower to complete such Advance, including any loss or expense incurred by the Administrative Agent, any Lender Agent or any Lender, either directly or indirectly (including, in the case of any Conduit Lender, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Lender (including funds obtained by issuing Notes or obtaining deposits or loans from third parties) to fund such Advance.

(c)          Committed Lender’s Commitment. Subject to the satisfaction of the conditions precedent set forth in Exhibit II and the other terms and conditions hereof, each Committed Lender hereby agrees to make Advances during the period from and including the Closing Date to but not including the Termination Date in an aggregate amount up to but not exceeding the Commitment of such Committed Lender as in effect from time to time. At no time will any Conduit Lender have any obligation to fund an Advance. At any time when any Conduit Lender has rejected a request to fund its pro rata share of an Advance, its Lender Agent shall so notify the related Committed Lenders in such Conduit Lender’s Lender Group and such related Committed Lenders shall fund their respective share of such Advance, on a pro rata basis, in accordance with their respective Percentage. Notwithstanding anything contained in this Section 1.3(c) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Lender Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Aggregate Loan Amount then funded by it or its related Conduit Lender exceeding its Commitment then in effect. The obligation of the Committed Lenders in each Lender Group to remit the applicable Percentage of any Advance shall be several from that of the other Committed Lenders in the other Lender Groups and within each Lender Group each Committed Lender’s obligation to fund its portion of the Advances shall be several from the obligations of the other Committed Lenders. The failure of any Committed Lender to so make such amount available to its Lender Agent shall not relieve any other Committed Lender of its obligation hereunder.

(d)          On each Advance Date, each applicable Lender shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Borrower in same day funds, an amount equal to the Advance then being funded by such Lender at the account designated in writing by the Borrower from time to time.

(e)          The Borrower shall pay in full the Aggregate Loan Amount together with all other Borrower Obligations on the Legal Final Termination Date. Prior thereto, the Borrower shall, on each Settlement Date, reduce the outstanding Loan Amount of the Lenders to the extent required under Section 1.4 and otherwise in accordance with such Section 1.4 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Lender Agents on behalf of the Lenders in their Lender Group in accordance with Section 1.4.

(f)          Reduction of Program Limit. The Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent, terminate the purchase facility provided in Section 1.1 in whole or, from time to time, irrevocably reduce in part the unused portion of the Program Limit (but not below $50,000,000 (unless the Program Limit is reduced to $0)); provided that each partial reduction shall (except for a reduction to $0) be in the amount of at least $5,000,000 or an integral multiple of $5,000,000 in excess thereof. Such reduction shall, unless otherwise agreed to in writing by the Borrower, the Administrative Agent and each Lender Agent be applied ratably to reduce the Commitments of each Lender Group. For the avoidance of doubt, any reduction in the Program Limit pursuant to this Section 1.3(f) shall permanently reduce the Program Limit; provided that, unless otherwise agreed by the Administrative Agent, the Borrower shall not be permitted to make any reduction under this clause (f) on any day other than a Monthly Settlement Date.

Section 1.4.          Settlement Procedures

(a)           Collection of Pool Receivables. The collection of the Pool Receivables shall be administered by the Borrower and the Servicer in accordance with the terms of this Agreement. All Collections of Pool Receivables shall be remitted to a Blocked Account or an Originator Collection Account in accordance with this Agreement and the other Transaction Documents. Within two (2) Business Days’ following receipt of any Collections in an Originator Collection Account, the Servicer shall cause such Collections to be remitted to a Blocked Account unless the Account Trigger Date has occurred and such Collections are permitted to be used for a Release in accordance with this Section 1.4.

(b)           Set-aside; Reinvestment.

(i)          The Servicer shall, on each day on which Collections on Pool Receivables are received (or deemed received) by the Borrower or the Servicer:

(A)          set aside and hold in trust (in a Blocked Account or, solely to the extent not yet transferred to a Blocked Account, an Originator Collection Account) for each Lender and the Administrative Agent, as applicable, an amount equal to (1) first, the Aggregate Yield accrued and unpaid through such day for each Portion of Loan Amount and not previously set aside; (2) second, to the extent funds are available therefor, an amount equal to the Fees accrued and unpaid through such day and not previously set aside; (3) third, to the extent funds are available therefor, the Servicing Fee accrued and unpaid through such day and not previously set aside; provided that so long as Elanco is the Servicer and such day is not a Termination Day, the Servicer may retain such portion of the Collections in respect of the Servicing Fee; and (4) fourth, all other amounts (other than Loan Amounts not then due and owing) accrued and unpaid hereunder or under the other Transaction Documents to each of the Lender Parties and any other Person;

(B)          subject to Section 1.4(f), if such day is not a Termination Day and if the Administrative Agent has not delivered a Notice of Exclusive Control, remit Collections that were not set aside pursuant to clause (A) above to the Borrower, which may be used to (i) pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Receivables Sale Agreement or (ii) make any distribution permitted pursuant to Section 1(s)(ii) of Exhibit IV (each of (i) and (ii), a “Release”); and

(C)          if such day is a Termination Day, set aside, segregate and hold in trust (in a Blocked Account or, solely to the extent not yet transferred to a Blocked Account, an Originator Collection Account) for the benefit of the Lenders after setting aside the amounts required pursuant to clause (A) above, the entire remainder of Collections in respect of the Aggregate Loan Amount; provided, however, that if such day is a Termination Day because (1) the Borrowing Base is less than the Aggregate Loan Amount, then Collections required to be so set aside pursuant to this clause (C) shall be limited to the amount necessary to reduce the amount by which the Aggregate Loan Amount exceeds the Borrowing Base to zero, which amount shall be deposited to such Lender’s account ratably with respect to each Lender’s Portion(s) of Loan Amount on the next Business Day for application to such Loan Amount; provided, further, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (i) of the definition of “Termination Day” and on such day or thereafter (so long as such funds are not theretofore applied in accordance with the immediately preceding proviso), the conditions set forth in Section 2 of Exhibit II are satisfied, or waived by the Administrative Agent with the consent of the Required Lenders, such previously set-aside amounts shall be released to the Borrower in accordance with Section 1.4(b)(i)(B) on the day of such subsequent satisfaction or waiver.

(c)           Remittances. The Servicer or, at any time following a Termination Event at the election of the Administrative Agent or at any time the Administrative Agent shall have delivered a Notice of Exclusive Control, the Administrative Agent shall, in accordance with the priorities set forth in Section 1.4(d)(i) below, deposit (A) into each applicable Lender’s account as set forth in Schedule V (or such other account designated in writing by such applicable Lender or its Lender Agent), on each Settlement Date (or in the case of funds to be applied pursuant to the first proviso to Section 1.4(b)(i)(C), on the next Business Day), Collections held for each Lender with respect to such Lender’s Portion(s) of Loan Amount pursuant to Section 1.4(b)(i)(A)(1), (2) and (4) and Section 1.4(b)(i)(C), (B) into an account designated by the Servicer, on each Settlement Date, the portion of the Collections, if any, set aside pursuant to Section 1.4(b)(i)(A)(3); and (C) in the Administrative Agent’s account as set forth in Schedule V (or such other account designated in writing by the Administrative Agent), on each Settlement Date, Collections held for the Administrative Agent pursuant to Section 1.4(b)(i)(A).

(d)          Priority of Payments.

(i)          The Servicer or, at any time following a Termination Event at the election of the Administrative Agent or at any time the Administrative Agent shall have delivered a Notice of Exclusive Control, the Administrative Agent shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as applicable, in each case, as follows:

(A)          if such distribution occurs on a day that is not a Termination Day:

(1)          first, to the Servicer’s own account, in payment in full of the Servicing Fee, an amount equal to the Servicing Fee accrued and unpaid through such date, less any amount retained by the Servicer in respect of the Servicing Fee pursuant to Section 1.4(b)(i)(A)(3);

(2)          second, to each Lender Agent (for the benefit of the relevant Lenders within such Lender Agent’s Lender Group) ratably according to the Portion of Loan Amount of such Lender Agent’s Lender Group, the accrued Yield during the preceding Settlement Period (it being understood that each Lender Agent shall distribute such amounts to the Lenders within its Lender Group ratably according to the amount of Yield owing to each Lender);

(3)          third, to the Administrative Agent’s account, all Fees due to the Administrative Agent;

(4)          fourth, to each Lender Agent (for the benefit of the relevant Lenders within such Lender Agent’s Lender Group) ratably according to the portion of the Aggregate Loan Amount held by the related Lender Group, an amount equal to the sum of (x) all Fees due to the Lenders or the Lender Agents and (y) Breakage Fees due to the Lenders or the Lender Agents, it being understood that each Lender Agent shall distribute such amounts to the Lenders within its Lender Group ratably according to the amounts owing to each Lender;

(5)          fifth, to each Lender Agent (for the benefit of the relevant Lenders within such Lender Agent’s Lender Group) ratably according to the aggregate Loan Amount of each Lender in such Lender Agent’s Lender Group in payment of each Lender’s aggregate Loan Amount in the amount necessary to reduce the amount by which the Aggregate Loan Amount exceeds the Borrowing Base to zero (0) (it being understood that each Lender Agent shall distribute such amounts to the Lenders within its Lender Group according to the amounts owing to each Lender);

(6)          sixth, all other amounts (other than Loan Amounts then due and owing) payable to each Lender Party and any other Person hereunder and under the other Transaction Documents;

(7)          seventh, prior to the Termination Date, as a Release to be applied to purchase Receivables; and

(8)          eighth, to the Borrower, any remaining amounts for its own account.

(B)          if such distribution occurs on a Termination Day:

(1)          first, to the Servicer’s own account, in payment in full of the Servicing Fee, an amount equal to the Servicing Fee accrued and unpaid through such date, less any amount retained by the Servicer in respect of the Servicing Fee pursuant to Section 1.4(b)(i)(A)(3);

(2)          second, to each Lender Agent (for the benefit of the relevant Lenders within such Lender Agent’s Lender Group) ratably (based on the aggregate accrued and unpaid Yield payable to all Lenders at such time) all accrued Yield with respect to each Portion of Loan Amount funded or maintained by the Lenders within such Lender Agent’s Lender Group (it being understood that each Lender Agent shall distribute such amounts to the Lenders within its Lender Group ratably according to the amount of Yield owing to each Lender);

(3)          third, to the Administrative Agent for its own account all Fees due to the Administrative Agent;

(4)          fourth, to each Lender Agent (for the benefit of the relevant Lenders within such Lender Agent’s Lender Group) ratably according to the portion of the Aggregate Loan Amount held by the related Lender Group, an amount equal to the sum of (x) all Fees due to the Lenders or the Lender Agents and (y) Breakage Fees due to the Lenders or the Lender Agents, it being understood that each Lender Agent shall distribute such amounts to the Lenders within its Lender Group ratably according to the amounts owing to each Lender;

(5)          fifth, to each Lender Agent ratably according to the aggregate Loan Amount of each Lender in such Lender Agent’s Lender Group (for the benefit of the relevant Lenders within such Lender Agent’s Lender Group) in payment in full of each Lender’s aggregate Loan Amount (it being understood that each Lender Agent shall distribute such amounts to the Lenders within its Lender Group according to the amounts owing to each Lender);

(6)          sixth, if the Aggregate Loan Amount and accrued Aggregate Yield have been reduced to zero, all Fees due to the Lenders, the Lender Agents and the Administrative Agent, have been reduced to zero, and the Servicing Fees payable to the Servicer (if other than Elanco) have been paid in full, to (a) each Lender Group ratably, based on the amounts payable to each Lender Group (for the benefit of the Lenders within such Lender Group), (b) the Administrative Agent and (c) any other Indemnified Party or Affected Person, in payment in full of any other amounts owed thereto by the Borrower or the Servicer hereunder or under the other Transaction Documents, including amounts payable pursuant to Section 6.4; and

(7)          seventh, to the Borrower, any remaining amounts for its own account.

(e)           For the purposes of this Section 1.4:

(i)          if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Borrower or any Affiliate of the Borrower, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Borrower or any Affiliate of the Borrower, or the Servicer or any Affiliate of the Servicer and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or adjustment and if either (A) a Termination Event has occurred and is continuing, or (B) the Aggregate Loan Amount exceeds the Borrowing Base, the Borrower shall immediately pay any and all such amounts to a Blocked Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Lenders and for application pursuant to Section 1.4(b);

(ii)          if on any day any of the representations or warranties of the Borrower in Section 1(g) or (n) of Exhibit III or Sections 2, 3 or 4 of Exhibit VI or of the Servicer in Section 2(k) of Exhibit III is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and if either (A) a Termination Event has occurred and is continuing, or (B) the Aggregate Loan Amount exceeds the Borrowing Base, the Borrower shall immediately pay any and all such amounts to a Blocked Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Lenders and for application pursuant to Section 1.4(b) (Collections deemed to have been received pursuant to clause (i) or (ii) of this Section 1.4(e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)          except as provided in clause (i) or (ii) of this Section 1.4(e), or as otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor with respect to any Pool Receivable shall be applied to the Pool Receivables of such Obligor designated by such Obligor for application of such payment; provided that if an Obligor has not designated the Pool Receivable to which such payment shall be applied, the Servicer shall ask the Obligor to designate the Pool Receivable to which it shall be applied and shall hold such Collections separately for the account of such Obligor until the Obligor designates the Pool Receivable(s) to which such payment shall be applied; and

(iv)          if and to the extent the Administrative Agent, any Lender Agent or any Lender shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person such that the aggregate Loan Amount of such Person shall be increased, without duplication of any increase in the aggregate Loan Amount pursuant to the proviso to the definition thereof, by the amount of such paid over amount. The Administrative Agent or such Lender or Lender Agent shall promptly notify the Servicer of any amounts covered by this clause (iv).

(f)           The Borrower shall not be permitted to make any voluntary reduction of the Aggregate Loan Amount on any day other than a Settlement Date; provided that, if on any Settlement Date the Borrower shall wish to cause the reduction of the Aggregate Loan Amount, the Borrower may do so as follows:

(i)          the Borrower shall give the Administrative Agent and each Lender Agent at least five (5) Business Days’ prior written notice thereof (which notice must be received by the Administrative Agent and each Lender Agent before 10:00 a.m., New York time on the day of such notice or otherwise shall be deemed to be received on the following Business Day) in substantially the form of Annex B (each such notice, a “Paydown Notice”), which Paydown Notice shall specify (A) the aggregate amount of such proposed reduction, (B) the amount of such proposed reduction that shall be applied to the Aggregate Loan Amount, (C) the proposed Settlement Date on which such reduction will commence or occur, (D) that all conditions for such reduction in this Agreement have been satisfied and (E) be accompanied by a Borrowing Base Certificate that provides all information specified in the Form of Borrowing Base Certificate attached to Annex B.

(ii)           if the Borrower elects that such reduction be effected through the application of Collections, then

(A)          on the Business Day following the date of such election, and on each day thereafter until the Settlement Date of the proposed reduction, the Servicer shall cause Collections not to be released to the Borrower pursuant to Section 1.4(b)(i)(B) until the amount thereof not so released shall equal the desired amount of reduction, and

(B)          the Servicer shall hold such Collections in trust for the benefit of each Lender ratably according to its Percentage, for payment, in Dollars, to each such Lender (or its related Lender Agent for the benefit of such Lender) on the date on which the desired reduction amount is reached pursuant to clause (A) above, and the aggregate Loan Amount shall be reduced by the aggregate amount to be paid and the aggregate Loan Amount of each Lender (or its related Lender Agent for the benefit of such Lender) only when, in each case so paid; provided that, with respect to any Portion of Loan Amount, the Borrower shall choose a reduction amount so that such reduction shall commence and conclude in the same Collection Period.

(iii)          if the Borrower elects that such reduction be effected by a one-time payment of cash (and not through the application of Collections), then on the Settlement Date of such reduction, the Borrower shall deposit in a Blocked Account, the amount of such reduction and the Administrative Agent shall distribute such amounts ratably according to each Lender’s Percentage of the Aggregate Loan Amount in immediately available funds for payment to each Lender (or its related Lender Agent for the benefit of such Lender). Upon payment of such funds, the Aggregate Loan Amount shall be reduced by the aggregate amount paid and each Lender’s Percentage of the Aggregate Loan Amount shall be reduced in the amount paid to such Lender (or its related Lender Agent for the benefit of such Lender), in each case, when so paid.

Section 1.5.          Fees. The Borrower shall pay to the Administrative Agent and each Lender Agent for the benefit of the Lenders in the related Lender Group, in accordance with the provisions set forth in Section 1.4(d), certain fees (the “Fees”) in the amounts and on the dates set forth in the applicable fee letter agreement for (a) such Lender Group dated as of the Closing Date, among the Borrower, the Administrative Agent and each Lender Agent (the “Lender Group Fee Letter”), and (b) the Administrative Agent dated as of the Closing Date, between the Borrower, the Administrative Agent and Coöperatieve Rabobank U.A., New York Branch, as Lender Agent of the Rabobank Lender Group (the “Administrative Agent Fee Letter” and together with the Lender Group Fee Letter, the “Fee Letters”, and each a “Fee Letter”).

Section 1.6.          Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account of such Lender maintained by the applicable Lender Agent (or such other account as may be designated from time to time by such Lender Agent to the Borrower and the Servicer). All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the immediately following Business Day.

(b)          The Borrower or the Servicer, as the case may be, shall, to the extent permitted by Law, pay interest on any amount not paid or deposited by the Borrower or the Servicer, as the case may be, when due hereunder, at an interest rate equal to the Default Rate, payable on demand.

(c)          All computations of interest under clause (b) above and all computations of Yield and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Yield or other amounts calculated by reference to the Alternate Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the Business Day immediately following such day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7.          Increased Costs. (a) If the Administrative Agent, any Lender, Committed Lender or other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) determines that any Regulatory Change (as defined below) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Affected Person, and such Affected Person determines that such Regulatory Change has or would have the effect of reducing the rate of return on capital of such Affected Person (or its parent) as a consequence of such Affected Person’s obligations hereunder or with respect hereto to a level below that which such Affected Person (or its parent) could have achieved but for such Regulatory Change (an “Increased Cost”), then, upon demand by such Affected Person (with a copy to the Administrative Agent), the Borrower shall promptly (and in any event within ten (10) days) pay to the Administrative Agent for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in light of such circumstances, to the extent that such Affected Person determines such reduction in the rate of return to be allocable to the existence of such Affected Person’s obligations hereunder or with respect hereto. Each Affected Person shall notify the Borrower upon becoming aware of any event which is reasonably likely to result in a Regulatory Change; provided, however, that failure to so notify the Borrower of any such event shall not affect such Affected Person’s right to compensation under this Section 1.7 or any other provision of this Agreement. A certificate (with supporting documentation if available and applicable) as to such amounts submitted to the Borrower and the Administrative Agent by such Affected Person shall be rebuttable, presumptive evidence of such amounts so owing. The term “Regulatory Change” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Affected Person with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, (y) Securitisation Regulation and (z) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or Basel IV, shall in each case be deemed to be a “Regulatory Change” hereunder regardless of the date of effectiveness.

(b)          If, due to any Regulatory Change (other than any change referred to in Section 1.8), there shall be any increase in the cost to any Affected Person of agreeing to lend, or funding or maintaining any Loan or maintaining its obligation to fund or maintain any Loan, or any Portion of Loan Amount in respect of which Yield is computed by reference to Term SOFR, then, without duplication of amounts payable pursuant to clause (a) above, upon demand by such Affected Person, the Borrower shall promptly (and in any event within ten (10) days of the Borrower’s receipt of such demand) pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs; provided, however, that such Affected Person shall use commercially reasonable efforts to mitigate any and all such increased costs. A certificate with supporting documentation, if available and applicable as to such amounts submitted to the Borrower and the Administrative Agent by such Affected Person shall be rebuttable, presumptive evidence of such amounts so owing.

(c)          Each Affected Person shall notify the Borrower upon becoming aware of any event which is reasonably likely to result in a Regulatory Change; provided, however, that failure to so notify the Borrower of any such event shall not affect such Affected Person’s right to compensation under this Section 1.7 or any other provision of this Agreement; provided, further, that the Borrower shall not be required to compensate any Affected Person pursuant to this Section 1.7 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Affected Person notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Affected Person’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 1.8.          Requirements of Law.

(a)           In the event that any Affected Person determines that any Regulatory Change:

(i)          does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of Term SOFR or the Alternate Base Rate hereunder;

(ii)          shall subject any Affected Person to any Taxes (except to the extent such Taxes are (x) Nonexcluded Taxes or Other Taxes, (y) Taxes described in clauses (ii)-(iv) of Section 1.9(a) and (z) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations that would include Loans, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          does or shall impose on such Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Borrower Collateral, this Agreement, any other Transaction Document, any Loan or any participation therein or (B) affecting its obligations or rights to make Loans;

and, the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Administrative Agent, or Lender hereunder, or funding or maintaining any Loan or maintaining its obligation to fund or maintain any Loan, or any Portion of Loan Amount in respect of which Yield is computed by reference to Term SOFR or the Alternate Base Rate or (y) to reduce any amount received or receivable hereunder (whether directly or indirectly) funded or maintained by reference to Term SOFR or the Alternate Base Rate, then, in any such case, upon demand by such Affected Person and without duplication of amounts payable under Section 1.7, the Borrower shall promptly (and in any event within ten (10) days of the Borrower’s receipt of such demand) pay to such Affected Person any additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Borrower certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be rebuttable, presumptive evidence of such amounts so owing; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

(b)          Each Affected Person shall notify the Borrower upon becoming aware of any event which is reasonably likely to result in a Regulatory Change described in clause (a) above; provided, however, that failure to so notify the Borrower of any such event shall not affect such Affected Person’s right to compensation under this Section 1.8 or any other provision of this Agreement; provided, further, that the Borrower shall not be required to compensate any Affected Person pursuant to this Section 1.8 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Affected Person notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Affected Person’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 1.9.          Taxes. (a) Any and all payments made by or on behalf of any Elanco Party under this Agreement, including, for the avoidance of doubt, in respect of any Receivable under this Agreement, shall be made free and clear of and without deduction or withholding for any and all current or future taxes, stamp taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable Law. For purposes of this Agreement, “Nonexcluded Taxes” shall mean Taxes imposed on or with respect to any payment made by or on account of any obligation of any Elanco Party under any Transaction Document other than any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed on the Affected Person receiving such payment by the jurisdiction (or any political subdivision thereof) under whose Law such Affected Person is organized or as a result of such Affected Person having its principal office, or in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (B) that are imposed on the Affected Person by reason of a present or former connection between the jurisdiction imposing such Tax and such Affected Person other than a connection arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document (such Taxes described in clause (B), “Other Connection Taxes”), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower) or (y) such Lender changes its applicable lending office for receipt of payments hereunder, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office for receipt of payments hereunder, (iii) U.S. federal withholding Taxes imposed under FATCA and (iv) Taxes attributable to such Affected Person’s failure to comply with Sections 1.9(d) or (i). If any applicable Law (as determined in the good faith discretion of the applicable Elanco Party or other applicable withholding agent) requires the deduction or withholding of any Taxes from or in respect of any sum payable hereunder to any Affected Person, then the applicable Elanco Party or other applicable withholding agent shall be entitled to make such deduction or withholding and shall timely remit the amount deducted or withheld to the appropriate Governmental Authority in accordance with applicable Law, and if such Tax is a Nonexcluded Tax, the sum payable by the applicable Elanco Party shall be increased by the amount necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.9) to yield to such Affected Person (after payment of all Nonexcluded Taxes) an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)          In addition, the applicable Elanco Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, or any other excise or property Taxes or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, registration, recording or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to any request by the Borrower) (hereinafter referred to as “Other Taxes”).

(c)          Subject to Section 1.9(e), the Borrower shall indemnify any Affected Person for any Nonexcluded Taxes and Other Taxes (including Nonexcluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 1.9) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any reasonable expenses arising therefrom or with respect thereto (and whether or not such Nonexcluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority) other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of such Affected Person. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Promptly and in any event no later than ten (10) days from receipt of written notice thereof by the applicable Affected Person, the Borrower shall pay such Nonexcluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Affected Person shall be under any obligation to provide any such notice to the Borrower). Notwithstanding anything to the contrary contained in this Section 1.9, the Borrower shall not be required to indemnify an Affected Person pursuant to this Section 1.9 solely for any interest, penalties or expenses to the extent any such amount results from such Affected Person’s failure to notify the Borrower of such possible indemnification claim within 180 days after such Affected Person receives written notice from the applicable taxing authority of the specific Tax assessment giving rise to such indemnification claim.

(d)          Each Lender agrees that, if it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, then at the time or times reasonably requested by the Borrower or the Administrative Agent, it will deliver to its Lender Agent, the Borrower, the Administrative Agent and the Servicer such properly completed and executed documentation reasonably requested by its Lender Agent, the Borrower, the Administrative Agent and the Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by its Lender Agent, the Borrower, the Administrative Agent and the Servicer as will enable its Lender Agent, the Borrower, the Administrative Agent or the Servicer to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (d)(ii) and (i) of this Section 1.9) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)          If a Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Person”), it shall deliver to its Lender Agent, the Borrower, the Administrative Agent and the Servicer on or prior to the date on which Lender becomes a party to this Agreement (and from time to time thereafter upon reasonable request), two (2) duly completed copies of United States Internal Revenue Service Form W-9 or successor form certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii)          If a Lender is not a U.S. Person, to the extent it is legally entitled to do so, it shall deliver to its Lender Agent, the Borrower, the Administrative Agent and the Servicer (in such number of copies as shall be requested) on or prior to the date on which such Lender becomes a party under this Agreement (and from time to time thereafter upon reasonable request) whichever of the following is applicable:

(A)          duly completed copies of United States Internal Revenue Service Form W-8ECI or successor form;

(B)          in the case of such Lender claiming the benefits of an income tax treaty to which the United States is a party, duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility of the Lender for benefits of an income tax treaty to which the United States is a party or successor form, as applicable;

(C)          in the case of such Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form; or

(D)          to the extent such Lender is not the beneficial owner, executed copies of United States Internal Revenue Service Form W-8IMY, accompanied by United States Internal Revenue Service Form W-8ECI, United States Internal Revenue Service Form W-8BEN, or United States Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, United States Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(iii)          if Lender is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to its Lender Agent, the Borrower, the Administrative Agent and the Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of its Lender Agent, the Borrower, the Administrative Agent or the Servicer), executed copies of any other form prescribed by applicable Law as a basis for claiming an exemption from or reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit its Lender Agent, the Borrower, the Administrative Agent or the Servicer to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify its Lender Agent, the Borrower, the Administrative Agent and the Servicer in writing of its legal inability to do so.

(e)          If the Borrower fails to pay any Nonexcluded Taxes or Other Taxes when due or fails to remit to the Administrative Agent any requested receipts or other required documentary evidence of payment of Nonexcluded Taxes or Other Taxes, the Borrower shall indemnify the Administrative Agent or any other Affected Person, as applicable, for the full amount of any incremental taxes, interest or penalties arising therefrom or with respect thereto.

(f)          If an Affected Person determines, in its sole discretion exercised in good faith, that it has received a refund for any Taxes which have been indemnified by the Borrower pursuant to this Section 1.9, or for which the Borrower has paid additional amounts pursuant to this Section 1.9, it shall promptly pay over the amount of such refund without interest (other than interest paid by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 1.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Affected Person; provided, however, that the Borrower, upon the request of such Affected Person, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges due to the applicable Governmental Authority in connection therewith) to such Affected Person in the event such Affected Person is required to repay such refund to such relevant Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will any Affected Person be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Affected Person in a less favorable net after-Tax position than the Affected Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any Affected Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.9 with respect to such Lender or if such Lender requests compensation under Section 1.8, it will, if requested by the Borrower, use reasonable best efforts to designate another office for receiving payments under this Agreement or with respect to the Borrower Collateral with the object of avoiding the consequences of such event or eliminating or reducing amounts payable pursuant to Section 1.8 or Section 1.9, as the case may be, in the future; provided, that such designation is made on terms that, in the judgment of such Lender, (i) would eliminate or reduce amounts payable pursuant to Section 1.8 or Section 1.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided, further, that nothing in this Section 1.9(g) shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 1.8 or Section 1.9. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)          The parties hereto agree that the Loans and Advances hereunder are intended to be treated for U.S. federal income tax purposes (and conforming state tax purposes) as indebtedness and each party hereto agrees that it will so treat, and will cause any consolidated, combined, unitary or similar tax group of which it is a member to so treat, the Loans and Advances for U.S. federal income tax purposes (and conforming state tax purposes) as indebtedness and agrees that it will not take any position on its books or Tax returns inconsistent therewith unless otherwise required by Law. Each assignee and each Participant acquiring an interest in an interest of a Lender hereunder, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

(i)           If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to its Lender Agent, the Borrower, the Administrative Agent and the Servicer at the time or times prescribed by Law and at such time or times reasonably requested by the Servicer, the Borrower, the Administrative Agent or the Lender Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Servicer, the Administrative Agent or the Lender Agent as may be necessary for the Borrower, the Servicer, the Administrative Agent or the Lender Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 1.9, the term “Law” includes FATCA and for purposes of this Section 1.9(i) the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 1.10.          Inability to Determine Term SOFR; Illegality. (a) Subject to Section 1.11, if, on or prior to the first day of any Settlement Period, any Lender Agent determines (which determination shall be conclusive and binding upon the parties hereto) that (a) adequate and reasonable means do not exist for ascertaining Term SOFR; (b) Term SOFR cannot be determined pursuant to the definition thereof; or (c) Term SOFR for any Settlement Period does not adequately and fairly reflect the cost to any Lender (as conclusively determined by the related Lender) of maintaining any Portion of Loan Amount during such Settlement Period (or portion thereof), such Lender Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Borrower prior to the first day of such Settlement Period. Upon delivery of such notice (a) no Portion of Loan Amount shall be funded by the Lenders in the related Lender Group thereafter at the Alternate Rate determined by reference to Term SOFR, unless and until such Lender Agent shall have given notice to the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender Agent shall give to the Borrower promptly after such circumstances no longer exist) and (b) with respect to any outstanding Portions of Loan Amount then funded at the Alternate Rate determined by reference to Term SOFR, such Alternate Rate shall automatically be converted to the Alternate Rate determined by reference to the Alternate Base Rate at the respective last days of the then current Settlement Periods relating to such Portions of Loan Amount.

(b)          If, on or before the first day of any Settlement Period, the Administrative Agent shall have been notified by any Lender, Lender Agent or Committed Lender that, such Person has determined (which determination shall be final and conclusive absent manifest error) that, any enactment, promulgation or adoption of or any change in any applicable Law or any change in the interpretation or administration thereof by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Loan Amount at the Alternate Rate and based upon Term SOFR, the Administrative Agent shall notify the Borrower thereof. Upon receipt of such notice, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer apply (which notice the Administrative Agent shall give to the Borrower promptly after the Administrative Agent has received notice from the Lender Agents that such circumstances no longer exist), (a) no Portion of Loan Amount shall be funded at the Alternate Rate determined by reference to Term SOFR and (b) the Yield for any outstanding Portions of Loan Amount then funded at the Alternate Rate determined by reference to Term SOFR shall be converted to the Alternate Rate determined by reference to the Alternate Base Rate either (i) on the last day of the then current Settlement Period if such Person may lawfully continue to maintain such Portion of Loan Amount at the Alternate Rate determined by reference to Term SOFR on such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Loan Amount at the Alternate Rate determined by reference to the Term SOFR on such day.

Section 1.11.          Benchmark Replacement Setting

(a)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 1.11(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)          Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 1.11.

(d)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Term SOFR Term” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Term SOFR Term” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance at the Alternate Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 1.12.          SOFR Conforming Changes. In connection with the use, administration of, or conventions associated with, Term SOFR and the Term SOFR Reference Rate, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will reasonably promptly notify the Borrower and the Lenders of the effectiveness of any such Conforming Changes.

Section 1.13.          Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of, or any other matter related to “Alternate Base Rate”, “SOFR”, “Term SOFR” and the “Term SOFR Reference Rate”, any component definition thereof or rates referenced in the definition thereof or any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, (i) any then-current Benchmark or any Benchmark Replacement, (ii) any alternative, successor or replacement rate implemented pursuant to Section 1.11 upon the occurrence of a Benchmark Transition Event, and (iii) the effect, implementation or composition of any Conforming Changes, including, without limitation, (A) whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the existing Benchmark or any subsequent Benchmark Replacement (including Term SOFR, the Term SOFR Reference Rate or any other Benchmark) prior to its discontinuance or unavailability, and (B) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered by or to any Elanco Entity or Lender or any of their respective Affiliates. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate or any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower.

Section 1.14.          Funding Losses.

(a)          The Borrower will pay each Lender all Breakage Fees.

(b)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 1.4, pay such Lender the amount shown as due on any such certificate on the first Monthly Settlement Date occurring after the Borrower’s receipt of such certificate.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS

Section 2.1.          Representations and Warranties; Covenants. The Borrower and the Servicer each hereby makes the representations and warranties applicable to it, and hereby agrees to perform and observe the covenants applicable to it, set forth in Exhibits III, IV and VI.

Section 2.2.          Termination Events. (a) If any of the Termination Events set forth in Exhibit V occurs and is continuing, the Administrative Agent may (and, at the direction of the Required Lenders, shall), by notice to the Borrower, declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred and the Commitment of each Committed Lender shall be reduced to zero); provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in clause (g) of Exhibit V, the Termination Date shall occur and the Commitments of each Committed Lender shall reduce to zero; provided, however, no such Termination Event shall be waived without the consent of the Administrative Agent and the Required Lenders.

(b)          Remedies. (i)  Upon, or at any time after, the declaration or automatic occurrence of the Termination Date pursuant to Section 2.2(a), the Commitments shall terminate and no Advances will be made (unless waived in writing by the Administrative Agent and the Required Lenders), and the Administrative Agent, on behalf of each Lender and each Lender Agent shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, (A) all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a “secured party” upon default under the UCC (including the right to sell any or all of the Borrower Collateral subject hereto)) and (B) all rights and remedies with respect to the Borrower Collateral granted pursuant to Section 1.2, all of which rights shall be cumulative.

(ii)          Specific Remedies. (A) Without limiting clause (i) above or any other provision herein or in any other Transaction Document, the parties hereto agree that the terms of this Section 2.2(b)(ii) are agreed upon in accordance with Section 9-603 of the New York UCC, that they do not believe the terms of this Section 2.2 to be “manifestly unreasonable” for purposes of Section 9-603 of the New York UCC, and that they believe that compliance therewith shall constitute a “commercially reasonable” disposition under Section 9-610 of the New York UCC, and further agree as follows:

(B)          On and following the Termination Date, the Administrative Agent shall have all rights, remedies and recourse granted in any Transaction Document and any other instrument executed to provide security for or in connection with the payment and performance of the Transaction Documents or existing at common law or equity (including specifically those granted by the New York UCC and the UCC of any other state which governs the creation or perfection (and the effect thereof) of any security interest in the Borrower Collateral), and such rights and remedies: (A) shall be cumulative and concurrent; (B) may be pursued separately, successively or concurrently against the Borrower and any other party obligated under the Transaction Documents, or any of such Pool Receivables at the sole discretion of the Administrative Agent; (C) may be exercised as often as occasion therefor shall arise, it being agreed by each of the Borrower and the Servicer that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (D) are intended to be and shall be, non-exclusive. For the avoidance of doubt, with respect to any disposition of the Pool Receivables or any part thereof (including any purchase by the Administrative Agent or any Affiliate) or any other Borrower Collateral in accordance with the terms of this Section 2.2(b)(ii) for consideration which is insufficient, after payment of all related costs and expenses of every kind, to pay in full the Aggregate Loan Amount, Aggregate Yield thereon, Fees and all other Borrower Obligations owed to the Lender Parties under the Transaction Documents, (1) such disposition shall not act as, and shall not be deemed to be, a waiver of any rights by the Administrative Agent and the Administrative Agent shall have a claim for such deficiency and (2) the Administrative Agent shall not be liable or responsible for any such deficiency.

Upon the declaration or automatic occurrence of the Termination Date pursuant to Section 2.2(a), the Administrative Agent shall have the right, in accordance with this Section 2.2(b)(ii) to dispose of the Pool Receivables or any part thereof or any other Borrower Collateral upon giving at least ten (10) Business Days’ prior notice to the Borrower and the Servicer of the time and place of disposition, for cash or upon credit or for future delivery, with each of the Borrower and the Servicer hereby waiving all rights, if any, to require the Administrative Agent or any other Person to marshal the Pool Receivables or any other Borrower Collateral, and the Administrative Agent may, at its option and in its complete discretion:

(i)          dispose of the Pool Receivables or any part thereof or any other Borrower Collateral at a public disposition;

(ii)          dispose of the Pool Receivables or any part thereof or any other Borrower Collateral at a private disposition, in which event such notice shall also contain the terms of the proposed disposition;

(iii)         dispose of the Pool Receivables or any part thereof or any other Borrower Collateral in bulk or parcels;

(iv)         dispose of the Pool Receivables or any part thereof or any other Borrower Collateral to any Affiliate thereof at a public disposition;

(v)          bid for and acquire, unless prohibited by applicable Law, free from any redemption right, the Pool Receivables or any part thereof or any other Borrower Collateral. The Administrative Agent upon so acquiring the Pool Receivables or any part thereof or any other Borrower Collateral shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by applicable Law; or

(vi)         enforce any other remedy available to the Administrative Agent at law or in equity.

From time to time the Administrative Agent may, but shall not be obligated to, postpone the time and change the place of any proposed disposition of any of the Pool Receivables or any other Borrower Collateral for which notice has been given as provided above and may retain the Pool Receivables or any other Borrower Collateral until such time as the proposed disposition occurs if, in the sole discretion of the Administrative Agent, such postponement or change is necessary or appropriate in order that the provisions of this Agreement applicable to such disposition may be fulfilled or in order to obtain more favorable conditions under which such disposition may take place. Each of the Borrower and the Servicer acknowledges and agrees that private dispositions may be made at prices and upon other terms less favorable than might have been attained if the Pool Receivables or any other Borrower Collateral were disposed of at public disposition. For the avoidance of doubt, to the extent permitted by Law, the Administrative Agent shall not be obligated to make any disposition of the Pool Receivables or any part thereof or any other Borrower Collateral notwithstanding any prior notice of a proposed disposition. No demand, advertisement or notice, all of which are hereby expressly waived by each of the Borrower and the Servicer, to the extent permitted by Law, shall be required in connection with any disposition of the Pool Receivables or any part thereof or any other Borrower Collateral, except for the notices described in this Section 2.2(b).

In case of any disposition by the Administrative Agent of any of the Pool Receivables or any other Borrower Collateral on credit extended by the Administrative Agent to the purchaser thereof, which may be elected at the option and in the complete discretion of the Administrative Agent, the Pool Receivables or any other Borrower Collateral so disposed may be retained by the Administrative Agent until the disposition price is paid by the purchaser, but the Administrative Agent shall not incur any liability in case of failure of the purchaser to pay for the Pool Receivables or any other Borrower Collateral so disposed. In case of any such failure, such Pool Receivables or any other Borrower Collateral so disposed may be again disposed.

After deducting all costs or expenses of every kind (including Attorney Costs incurred by the Administrative Agent) relating to the disposition of the Pool Receivables or any other Borrower Collateral, the Administrative Agent shall apply the residue of the proceeds of any such disposition or dispositions, if any, to pay the Aggregate Loan Amount, Aggregate Yield thereon, Fees and all other Borrower Obligations owed to the Lender Parties under the Transaction Documents in such order and manner as the Administrative Agent in its discretion may deem advisable and as permissible and required under the Transaction Documents. The excess, if any, shall be paid to the Borrower in accordance with the Transaction Documents. The Administrative Agent shall not incur any liability to any Person party to any of the Transaction Documents as a result of the dispositions of the Receivables at any private or public disposition that complies with the provisions of this Section 2.2(b)(ii).

Notwithstanding a foreclosure upon any of the Pool Receivables or any other Borrower Collateral or exercise of any other remedy by the Administrative Agent in connection with any Termination Date, neither the Borrower nor the Servicer shall be subrogated, if any such right then exists, thereby to any rights of the Administrative Agent against the Pool Receivables or any other Borrower Collateral, or the Borrower or the Servicer or any property of the Borrower or the Servicer, nor shall the Borrower or the Servicer be deemed to be the owner of any interest in any Receivable or any other Borrower Collateral, nor shall the Borrower or the Servicer exercise any rights or remedies with respect to the Borrower or the Servicer or the Pool Receivables or any other Borrower Collateral until the Aggregate Loan Amount, Aggregate Yield, all Fees and any other Borrower Obligations payable by the Borrower, the Originator, the Performance Guarantor and the Servicer to the Lender Parties, have been paid in full, in cash, and fully and indefeasibly performed and discharged.

The Administrative Agent shall have no duty to prepare or process the Pool Receivables or any other Borrower Collateral for disposition.

ARTICLE III

INDEMNIFICATION

Section 3.1.          Indemnities by the Borrower. Without limiting any other rights that the Administrative Agent, each Lender Agent, each Program Support Provider and each Lender and their respective Affiliates, employees, agents, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable Law, the Borrower hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, losses, liabilities, penalties, reasonable and documented costs and expenses (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document, the transactions contemplated thereby or the use of proceeds of Advances or the Borrower Collateral, whether arising by reason of the acts to be performed by the Borrower hereunder or otherwise, or arising in respect of any Pool Receivable or any Contract; excluding, however, (a) Indemnified Amounts to the extent finally determined by a court of competent jurisdiction to have resulted from fraud, gross negligence or willful misconduct on the part of such Indemnified Party and (b) Indemnified Amounts in respect of Taxes (other than Taxes specifically enumerated below or any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim); provided, however, that nothing contained in this sentence shall limit the liability of the Borrower or the Servicer or limit the recourse of any Indemnified Party to the Borrower or the Servicer for any amounts otherwise specifically provided to be paid by the Borrower or the Servicer hereunder. Any Indemnified Amounts shall be paid by the Borrower to the applicable Indemnified Party within ten (10) Business Days following such Indemnified Party’s written demand therefor, setting forth, in reasonable detail, the calculation of such amount and the basis of such demand. Without limiting the foregoing, and subject to the exclusions and timing set forth in the preceding sentences, the Borrower shall pay each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)           the failure of any Pool Receivable included in the calculation of the Borrowing Base as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in a Monthly Receivables Report to be true and correct, or the failure of any other information provided to a Lender or the Administrative Agent with respect to Pool Receivables or any other Borrower Collateral or this Agreement or any other Transaction Document to be true and correct;

(ii)          the failure of any representation or warranty or statement (A) made in writing, or (B) deemed made by the Borrower under or in connection with this Agreement, the Receivables Sale Agreement or any other Transaction Document to have been true and correct in all respects when made;

(iii)         the failure by the Borrower to comply with any covenant set forth in Exhibit IV or Exhibit VI or in any other Transaction Document;

(iv)         the failure by the Borrower to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(v)          the failure to vest in the Administrative Agent, for the benefit of the Lender Parties, a valid and enforceable first priority perfected security interest in the Borrower Collateral (including each Originator Collection Account), free and clear of any Adverse Claim;

(vi)         the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to the Borrower Collateral, whether at the time of any Advance or Release or at any other time;

(vii)        any dispute, claim, offset or defense of the Obligor to the payment of any Pool Receivable (including, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of the goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or relating to collection activities with respect to such Pool Receivable;

(viii)       any failure of the Borrower to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party or to perform its duties or obligations under the Contracts;

(ix)          any products liability claim, environmental liability claim, personal injury claim, property damage suit or other claim, investigation, litigation or proceeding arising out of or in connection with (a) merchandise, insurance or services which are the subject of any Contract, (b) any Transaction Document or (c) a Pool Receivable or the related Contract;

(x)           the commingling of Collections of Pool Receivables at any time with other funds of the Borrower or any Elanco Entity;

(xi)          any investigation, litigation or proceeding related to this Agreement or any other Transaction Document or the use of proceeds of Advances or the Borrower Collateral or the security interest in the Borrower Collateral or in respect of any Contract or portion of the Borrower Collateral;

(xii)         any reduction in Loan Amount as a result of the distribution of Collections pursuant to Section 1.4(d), in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xiii)        the Borrower’s failure to pay when due any Taxes (including sales, excise, personal property taxes or any value added tax) payable in connection with the Pool Receivables (without duplication of any Taxes governed under Section 1.9);

(xiv)       any information provided by or on behalf of the Borrower in any Transaction Document furnished to the Administrative Agent, a Lender Agent or a Lender in connection with this Agreement which shall have been incorrect in any respect or which shall have omitted any material fact necessary to make such information not misleading;

(xv)        the failure to vest in the Borrower all right, title and interest in the Pool Receivables purchased or acquired by the Borrower from the Originator pursuant to the Receivables Sale Agreement, free and clear of any Adverse Claim;

(xvi)       any failure of the Borrower to give reasonably equivalent value to the Originator in consideration of the transfer by the Originator to the Borrower of any Receivables, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code;

(xvii)      (A) the failure of any Blocked Account to be subject to a Blocked Account Agreement or the failure of any Originator Collection Account to be subject to an Originator Account Control Agreement, (B) any failure of a Collection Account Bank to comply with the terms of the Blocked Account Agreement or Originator Account Control Agreement, (C) the termination by a Collection Account Bank of the Blocked Account Agreement or any Originator Account Control Agreement or (D) any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under the Blocked Account Agreement or any Originator Account Control Agreement;

(xviii       any rebate or discount granted to the Obligor of any Pool Receivable to the extent such rebate or discount gives rise to a Deemed Collection and a payment with respect to such Deemed Collection was not timely received as otherwise required hereunder; or

(xix)        any action taken by the Administrative Agent as attorney-in-fact for any Borrower, the Originator or the Servicer pursuant to this Agreement or any other Transaction Document.

Section 3.2.          Indemnification by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party and the Borrower, from and against any and all Indemnified Amounts that arise out of or relate to (whether directly or indirectly): (a) the failure of any information contained in any Monthly Receivables Report to be true and correct at the time delivered, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct at the time delivered, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable Law with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Pool Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities of the Servicer or any of its Affiliates or Subsidiaries, or any of their respective agents, with respect to such Pool Receivable, (e) the Servicer’s failure to perform, any of its duties or obligations under or in connection with (whether directly or indirectly) the provisions hereof or any other Transaction Document to which it is a party, (f) the commingling of Collections of Pool Receivables at any time with other funds of the Borrower or any Elanco Entity, (g) (A) the failure of any Originator Collection Account to be subject to an Originator Account Control Agreement, (B) any failure of a Collection Account Bank to comply with the terms of any Originator Account Control Agreement, (C) the termination by a Collection Account Bank of any Originator Account Control Agreement or (D) any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Originator Account Control Agreement, (h) any amounts payable by the Administrative Agent to a Collection Account Bank under any Blocked Account Agreement in respect of an indemnification for which the Servicer is also liable under such Blocked Account Agreement, or (i) any breach of the representations of Sections 1(dd) of Exhibit III or the covenants of Section 1(x) of Exhibit IV and any liability of the Borrower under Section 1.9; excluding, however, (a) Indemnified Amounts to the extent finally determined by a court of competent jurisdiction to have resulted from fraud, gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, lack of creditworthiness or other financial inability to pay, of the related Obligor, (c) Indemnified Amounts in respect of Taxes (other than Taxes specifically enumerated above or any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim); provided, however, that nothing contained in this sentence shall limit the liability of the Borrower or the Servicer or limit the recourse of any Indemnified Party to the Borrower or the Servicer for any amounts otherwise specifically provided to be paid by the Borrower or the Servicer hereunder. Any Indemnified Amounts shall be paid by the Servicer to the applicable Indemnified Party or the Borrower within ten (10) Business Days following such Person’s written demand therefor, setting forth, in reasonable detail, the calculation of such amount and the basis of such demand. The agreements of the Servicer contained in this Section 3.2 shall survive the replacement or termination of any Person acting as Servicer hereunder with respect to any Indemnified Amounts arising in connection with such Person’s acting as Servicer.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1.          Appointment of Servicer.

(b)          The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated from time to time as Servicer in accordance with this Section 4.1. Until the Administrative Agent gives notice to Elanco (in accordance with this Section 4.1) of the designation of a new Servicer as provided in the following sentence or until the Servicer resigns in accordance with this Section 4.1, Elanco is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Borrower, the Administrative Agent, each Lender Agent and each Lender hereby acknowledges and agrees to such designation. During the existence of a Termination Event, the Administrative Agent may (or at the direction of the Required Lenders shall) designate as Servicer any Person (including itself) to succeed Elanco or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(c)          Upon the designation of a successor Servicer as set forth in Section 4.1(a), Elanco agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Elanco shall (at its own expense) cooperate with and assist such new Servicer in effecting such transition. Such cooperation shall include access to and transfer of records and use by the new Servicer of all licenses, hardware or software reasonably necessary to collect the Receivables and the Related Security and any other Borrower Collateral.

(d)          Elanco acknowledges that the Borrower, the Administrative Agent and each member in each Lender Group have relied on Elanco’s agreement to act as initial Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, Elanco agrees that it will not resign as Servicer without the prior written consent of the Administrative Agent and each Lender.

(e)          The Servicer may delegate all or any portion of its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer so delegated pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the Borrower, each Lender, the Administrative Agent and each Lender Agent for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent and each member of each Lender Group shall have the right to look solely (without duplication) to the Servicer for performance of such duties and obligations, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer) and (v) if any such delegation is to any Person other than an Affiliate of Elanco, the Administrative Agent and the Required Lenders shall have consented in writing in advance to such delegation.

Section 4.2.          Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be reasonably necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement, all applicable Laws and the Credit and Collection Policy, with reasonable care and diligence and, in any event, with no less care and diligence than it uses in the administering and collecting of its own assets and shall be responsible for compliance with the reporting requirements applicable to it set forth in this Agreement. The Servicer shall set aside for the accounts of the Borrower and the Lenders the amount of the Collections to which each is entitled in accordance with Article I prior to the remittance thereof in accordance with Article I. The Servicer may, in accordance with the Credit and Collection Policy, alter, amend, or otherwise modify the terms of any Pool Receivable; provided, however, that in the case of any such alteration, amendment, or modification which would cause such Pool Receivable to no longer be an Eligible Receivable, and as a result thereof, cause the Aggregate Loan Amount to exceed the Borrowing Base, the Borrower shall be deemed to have received a Collection of such Receivable in an amount equal to the lesser of (x) the Outstanding Balance of such Pool Receivable and (y) the amount necessary to reduce such excess; provided, further, that, if a Termination Event or Unmatured Termination Event exists and Elanco is still serving as the Servicer, Elanco may make such alteration, amendment or modification only in accordance with its customary procedures and consistent with past practices and only if the Servicer believes in good faith that such alteration, amendment or modification would maximize Collections (and, if a Termination Event then exists, with the prior written approval of the Administrative Agent and the Required Lenders). The Servicer shall hold for the benefit of the Borrower and the Administrative Agent (for the benefit of the Lenders and individually) in accordance with their respective interests, all records and documents (including, computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, during the existence of a Termination Event, the Administrative Agent may direct the Servicer (whether the Servicer is Elanco or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)          The Servicer’s obligations hereunder shall terminate on the Final Payout Date (or, if earlier, the date on which a successor Servicer is designated by the Administrative Agent or the effectiveness of a Servicer resignation pursuant to Section 4.1(a) or (c), as applicable).

After such termination the Servicer shall promptly deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer in connection with this Agreement.

Section 4.3.          Collection Account Arrangements. On or prior to the Closing Date, in accordance with Section 1 of Exhibit II, (a) the Borrower shall have entered into the Blocked Account Agreement, with the related Collection Account Bank, and delivered counterparts of each such agreement to the Administrative Agent, and (b) the Originator shall have entered into each Originator Account Control Agreement, with the related Collection Account Bank, and delivered counterparts of each such agreement to the Administrative Agent. Upon the occurrence of a Stop Sales Event or Cash Trigger Event or during the existence of a Termination Event, the Administrative Agent may, or at the direction of the Required Lenders shall, at any time give notice to any Collection Account Bank (a “Notice of Exclusive Control”) that the Administrative Agent is exercising its rights under any Blocked Account Agreement or any Originator Account Control Agreement, as applicable, to do any or all of the following: (i) to have the exclusive control of such Collection Accounts transferred to the Administrative Agent (on behalf of itself, the Lender Agents and the Lenders) and to exercise exclusive control over the funds deposited therein, (ii) to have the proceeds (including Collections) of the Borrower Collateral that are sent to such Collection Account be transferred to another account pursuant to the Administrative Agent’s instructions rather than deposited in such Collection Account, and (iii) to take any or all other actions permitted under any Blocked Account Agreement or any Originator Account Control Agreement, as applicable; provided that the amounts described in clause (ii) above shall continue to be applied in accordance with Section 1.4 and Section 4.7; provided that the Administrative Agent agrees to provide five (5) Business Days’ prior written notice prior to providing a Notice of Exclusive Control in connection with a Cash Trigger Event unless a Stop Sales Event has occurred or a Termination Event has occurred and is continuing. The Administrative Agent and the Lenders hereby agree that the Administrative Agent shall not deliver a notice of exclusive control or similar notice under a Blocked Account Agreement or Originator Account Control Agreement unless a Stop Sales Event or Cash Trigger Event has occurred or a Termination Event has occurred and is continuing and that, solely with respect to a Termination Event or Cash Trigger Event, at any time a notice of exclusive control or similar notice is in effect, if no Termination Event or Cash Trigger Event, as applicable, exists at such time (as determined by the Administrative Agent in its reasonable discretion), the Administrative Agent shall deliver a notice revoking such notice of exclusive control or similar notice. The Borrower hereby agrees that if the Administrative Agent, at any time, takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (on behalf of itself, the Lender Agents and the Lenders) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. The Servicer hereby agrees that if the Administrative Agent, at any time, takes any action set forth in this Section 4.3 with respect to an Originator Collection Account, the Administrative Agent shall have the exclusive right (on behalf of itself, the Lender Agents and the Lenders) to direct the proceeds (including Collections) of all Pool Receivables in such Originator Collection Account and the Servicer hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such rights. Any proceeds of Pool Receivables received by the Borrower or the Servicer (other than to a Collection Account) shall be sent promptly (but in any event within two (2) Business Days) to a Collection Account or, upon the occurrence of a Stop Sales Event or a Cash Trigger Event or at any time a Termination Event exists, to an account designated in writing by the Administrative Agent. Upon termination of this Agreement in accordance with Section 6.9, the Administrative Agent shall take such actions as are reasonably requested by the Borrower or the Servicer to terminate and release all of its right, title and interest in and control of the Blocked Accounts or any Originator Collection Account, as applicable.

Section 4.4.          Enforcement Rights. (a) At any time during the existence of a Termination Event:

(i)           the Administrative Agent may, or at the direction of the Required Lenders shall, instruct the Borrower or the Servicer to give notice of the Lender Groups’ interest in the Pool Receivables to each Obligor, which notice shall direct that payment of all amounts payable under such Pool Receivables be made directly to a Collection Account or the Administrative Agent or its designee (on behalf of such Lender Groups) and upon such instruction from the Administrative Agent, the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower; provided that, if the Borrower or the Servicer, as the case may be, fails to so notify and direct each Obligor, the Administrative Agent (at the Borrower’s expense) may so notify and direct the Obligors;

(ii)          the Administrative Agent may request the Borrower and the Servicer to, and upon such request the Borrower and the Servicer shall (A) assemble all of the records reasonably necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (on behalf of itself, the Lender Agents and the Lenders) at a place selected by the Administrative Agent, (B) use commercially reasonable efforts to obtain consent to assign the license for the use of, to the new Servicer, all software reasonably necessary to collect the Pool Receivables and the Related Security, and deliver such software to the Administrative Agent or its designee (on behalf of itself, the Lender Agents and the Lenders) and (C) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iii)         subject to Section 4.3, the Administrative Agent may exercise any remedies under any Blocked Account Agreement or Originator Account Control Agreement;

(iv)         the Administrative Agent may (or, at the direction of the Required Lenders shall) replace the Person then acting as Servicer; and

(v)          the Administrative Agent may collect any amounts due from the Originator under the Receivables Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b)          Each of the Borrower and the Servicer hereby authorizes the Administrative Agent (on behalf of each Lender Group), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower and the Servicer, which appointment is coupled with an interest and which may be exercised by the Administrative Agent only during the existence of a Termination Event, to take any and all steps in the name of the Borrower and the Servicer and on behalf of the Borrower and the Servicer necessary or desirable, in the determination of the Administrative Agent, to collect any and all amounts or portions thereof due under any and all of the Borrower Collateral, including, endorsing the name of the Borrower or the Servicer on checks and other instruments representing Collections and enforcing such Borrower Collateral and the related Contracts. Notwithstanding anything to the contrary contained in this clause (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent finally determined by a court of competent jurisdiction to have arisen from its own gross negligence or willful misconduct.

Section 4.5.          Responsibilities of Elanco. (a) Elanco hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Elanco shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that Elanco conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Elanco its reasonable out-of-pocket costs and expenses from the Borrower’s own funds.

Section 4.6.          Servicing Fee. (a) The Servicer shall be paid a fee equal to the product of the Servicing Fee Rate multiplied by the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable through the distributions contemplated by Section 1.4(d) or as otherwise contemplated by Section 1.4(c).

(b)          If the Servicer ceases to be Elanco or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount determined upon the agreement of the successor Servicer and the Administrative Agent.

Section 4.7.          Releases following Notice of Exclusive. In addition to the Daily Receivables Reports and Weekly Receivables Reports required to be delivered hereunder, at any time the Administrative Agent has delivered a Notice of Exclusive Control following the occurrence of a Cash Trigger Event, the Servicer (on Borrower’s behalf) may on any Business Day deliver to the Administrative Agent a Daily Receivables Report or Weekly Receivables Report as of the close of business on the preceding Business Day. Upon receipt of such Daily Receivables Report or Weekly Receivables Report, the Administrative Agent shall promptly review such Daily Receivables Report or Weekly Receivables Report to determine if such Daily Receivables Report or Weekly Receivables Report constitutes a Qualifying Report; provided, any Daily Receivables Report or Weekly Receivables Report delivered after 2:00 p.m. Eastern Time on any Business Day shall be deemed to have been delivered on the following Business Day. In the event that such Daily Receivables Report or Weekly Receivables Report constitutes a Qualifying Report, so long as such day is not a Termination Day, the Administrative Agent shall promptly remit to the Borrower or its designee from the Collection Accounts the amount that the Servicer would be permitted to make subject to a Release pursuant to Section 1.4(b)(i)(B) had the Administrative Agent not delivered a Notice of Exclusive Control. For purposes of this clause (a), “Qualifying Report” shall mean any Daily Receivables Report or Weekly Receivables Report that satisfies each of the following conditions: (A) such Daily Receivables Report or Weekly Receivables Report specifies that the Aggregate Loan Amount does not exceed the Borrowing Base and (B) such Daily Receivables Report or Weekly Receivables Report is calculated as of the immediately prior Business Day. Any remittance of cash by the Administrative Agent to the Borrower pursuant to this Section 4.7 shall constitute a Release for all purposes hereunder and under any other Transaction Document.

ARTICLE V

THE AGENTS

Section 5.1.          Appointment and Authorization. (a) Each Lender and Lender Agent hereby irrevocably designates and appoints Coöperatieve Rabobank U.A., New York Branch, as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, for the benefit of each Lender, ratably, the security interest in the Borrower Collateral. The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Lender or Lender Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or the Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable Law.

(b)          Each Lender hereby irrevocably designates and appoints the respective institution identified as the Lender Agent for such Lender’s Lender Group on the signature pages hereto or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, and each authorizes such Lender Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Lender Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision in this Agreement to the contrary, no Lender Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Lender Agent or the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or otherwise exist against such Lender Agent.

(c)          Except as otherwise specifically provided in this Agreement (and except for the consent rights specified in Section 5.9), the provisions of this Article V are solely for the benefit of the Lender Agents, the Administrative Agent and the Lenders, and neither the Borrower nor the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations, if any, which any Lender Agent, the Administrative Agent or any Lender may have to the Borrower or the Servicer under the other provisions of this Agreement. Furthermore, no Lender shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Lender Agent which is not the Lender Agent for such Lender.

(d)          In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Lenders and the Lender Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Lender Agent shall act solely as the agent of its respective Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower, the Servicer, any other Lender, any other Lender Agent or the Administrative Agent, or any of their respective successors and assigns.

Section 5.2.          Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3.          Exculpatory Provisions. None of the Lender Agents, the Administrative Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Required Lenders (or in the case of any Lender Agent, the Lenders within its Lender Group that have a majority of the aggregate Commitment of such Lender Group), or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Lender, Lender Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Borrower, the Servicer, the Performance Guarantor, the Originator or any of their respective Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Borrower, the Servicer, the Performance Guarantor, the Originator or any of their respective Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrative Agent shall not have any obligation to any Lender or Lender Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Borrower, the Servicer, the Performance Guarantor, the Originator or any of their respective Affiliates.

Section 5.4.          Reliance by Agents. (a) Each Lender Agent and the Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. Each Lender Agent and the Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders (or in the case of any Lender Agent, the Lenders within its Lender Group that have a majority of the aggregate Commitment of such Lender Group), and assurance of its indemnification, as it deems appropriate.

(b)          The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders or all the Lender Agents, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders, the Administrative Agent and the Lender Agents.

(c)          The Lenders within each Lender Group with a majority of the Commitments of such Lender Group shall be entitled to request or direct the related Lender Agent to take action, or refrain from taking action, under this Agreement on behalf of such Lenders. Such Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Lenders within such Lender Agent’s Lender Group.

(d)          Unless otherwise advised in writing by a Lender Agent or by any Lender on whose behalf such Lender Agent is purportedly acting, each party to this Agreement may assume that (i) such Lender Agent is acting for the benefit of each of the Lenders in respect of which such Lender Agent is identified as being the “Lender Agent” in the definition of “Lender Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Lender Agent has been duly authorized and approved by all necessary action on the part of the Lenders on whose behalf it is purportedly acting. Each Lender Agent and its Lender(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Lender Agent.

Section 5.5.          Notice of Termination Events. The Administrative Agent shall not be deemed to have knowledge or notice of the existence of any Termination Event or Unmatured Termination Event unless the Administrative Agent has received notice from any Lender, Lender Agent, the Servicer or the Borrower stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender Agent whereupon each such Lender Agent shall promptly give notice thereof to its related Lenders. In the event that a Lender Agent receives such a notice (other than from the Administrative Agent), it shall promptly give notice thereof to the Administrative Agent. The Administrative Agent shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Required Lenders (unless such action otherwise requires the consent of all Lenders), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Lenders and the Lender Agents.

Section 5.6.          Non-Reliance on Administrative Agent, Lender Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Lender Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, or any Lender Agent hereafter taken, including any review of the affairs of the Borrower, Elanco, the Servicer, the Performance Guarantor or the Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Lender Agent, as applicable. Each Lender represents and warrants to the Administrative Agent and the Lender Agents that, independently and without reliance upon the Administrative Agent, the Lender Agents or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, Elanco, the Servicer, the Performance Guarantor or the Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit to take, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any information concerning the Borrower, Elanco, the Servicer, the Performance Guarantor or the Originator or any of their respective Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7.          Administrative Agent and Affiliates. Each of the Lenders, each of the Lender Agents and the Administrative Agent and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Borrower, Elanco, the Servicer, the Performance Guarantor or the Originator or any of their respective Affiliates. With respect to the Administrative Agent’s security interest in the Borrower Collateral, on behalf of the Lender Parties, pursuant to this Agreement, each of the Lender Agents and the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not such an agent, and the terms “Lender” and “Lenders” shall include, to the extent applicable, each of the Lender Agents and the Administrative Agent in their individual capacities.

Section 5.8.          Indemnification. Each Committed Lender shall indemnify and hold harmless the Administrative Agent (but solely in its capacity as Administrative Agent) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower, the Servicer, the Performance Guarantor or the Originator and without limiting the obligation of the Borrower, the Servicer, the Performance Guarantor or the Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

Section 5.9.            Successor Administrative Agent. The Administrative Agent may, upon at least ten (10) days’ notice to the Borrower, each Lender and each Lender Agent, resign as Administrative Agent. Such resignation shall not become effective until a successor Administrative Agent is appointed by the remaining Lenders, and, if no Termination Event then exists, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) if such appointment is to a Person other than an existing Lender or Lender Agent, and has accepted such appointment. Upon such acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents, if any. After any resigning Administrative Agent’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 5.10.          Erroneous Payments.

(a)           If the Administrative Agent notifies a Lender Party, or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent and such Lender Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender Party, or any Person who has received funds on behalf of a Lender Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent or any of its Affiliates with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or any of its Affiliates, or (z) that such Lender Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 5.10(b).

(c)           Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) to the Administrative Agent with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)           The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.

ARTICLE VI

MISCELLANEOUS

Section 6.1.            Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Borrower or the Servicer therefrom, shall be effective unless in a writing signed by the Administrative Agent and the Required Lenders and, in the case of any amendment, by the other parties thereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment or waiver shall, unless signed by each Lender directly affected thereby, (i) increase the Commitment of a Committed Lender, (ii) reduce the Loan Amount or rate of Yield to accrue thereon (other than in connection with a Benchmark Replacement pursuant to Section 1.11) or any Fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of any Loan Amount or Yield with respect thereto or any Fees or other amounts payable hereunder, (iv) change the definition of “Required Lenders”, (v) change the number of Lenders or Committed Lenders which shall be required to take any action under this Section 6.1 or any other provision of this Agreement, (vi) release all or substantially all of the property with respect to which a security interest therein has been granted hereunder to the Administrative Agent or the Lenders, (vii) extend or permit the extension of the Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension of the Termination Date), (viii) change the definition of “Aggregate Loan Amount”, “Borrowing Base”, “Eligible Receivable”, “Net Receivables Balance”, or “Required Reserve” or any defined term used therein, or (ix) release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty. No failure on the part of the Lenders, the Lender Agents or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2.            Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include email communication) and emailed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by email shall be effective upon receipt thereof (and, if requested by the recipient, shall be followed by hard copy sent by first class mail; provided that such communication shall be deemed delivered when so received electronically), and notices and communications sent by other means shall be effective when received.

Section 6.3.            Successors and Assigns; Participations; Assignments

(a)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in Section 4.1(d), neither the Borrower nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any other Transaction Document without the prior written consent of the Administrative Agent and each Lender Agent.

(b)           Participations. Except as otherwise specifically provided herein, any Lender may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Lender hereunder without notice to any other party hereto. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.7, 1.8 and 1.9 (subject to the requirements and limitations therein, including the requirements under Section 1.9(d) and (i) (it being understood that the documentation required under Section 1.9(d) and (i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 1.7, 1.8 and 1.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. Such Lender shall remain solely responsible for performing its obligations hereunder, and the Borrower, each Lender Agent and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. A Lender shall not agree with a Participant to restrict such Lender’s right to agree to any amendment or consent hereto, except those that require the consent of all Lenders. Each Lender that sells a participating interest in the interests of such Lender hereunder to a Participant shall, as a non-fiduciary agent of the Borrower solely for the purpose of this Section 6.3(b), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)           Assignments by Committed Lenders. Any Committed Lender may assign to one or more Persons (each a “Assignee Committed Lender”), acceptable to the Administrative Agent and the related Lender Agent in its sole discretion, and, if no Termination Event then exists and to the extent such assignment is not to another Committed Lender or any Affiliate of a Committed Lender or Lender Agent, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), any portion of its Commitment, its Loan Amount or its interest in the Borrower Collateral, together with the corresponding rights and obligations hereunder, pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, an “Assignment Agreement”), executed by each such Assignee Committed Lender, such assigning Committed Lender, such related Lender Agent and the Administrative Agent and, if applicable, the Borrower. Upon (i) the execution of the Assignment Agreement, (ii) delivery of an executed copy thereof to the Borrower, such Lender Agent and the Administrative Agent and (iii) payment by the Assignee Committed Lender to the assigning Committed Lender of the agreed transfer amount, if any, such assigning Committed Lender shall be released from its obligations hereunder to the extent of such assignment and such Assignee Committed Lender shall for all purposes be a Committed Lender party hereto and shall have all the rights and obligations of a Committed Lender hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the assigning Committed Lender allocable to such Assignee Committed Lender shall be equal to the amount of the Commitment of the assigning Committed Lender transferred regardless of the transfer amount, if any, paid therefor. The Assignment Agreement shall be an amendment hereof only to the extent necessary to reflect the addition of such Assignee Committed Lender as a “Committed Lender” and any resulting adjustment of the assigning Committed Lender’s Commitment.

(d)           Assignments to Committed Lenders and other Program Support Providers. Any Conduit Lender may at any time assign any portion of its Aggregate Loan Amount, the Borrower Collateral or grant participating interests in its portion of its Aggregate Loan Amount, the Borrower Collateral to one or more of its related Committed Lenders or other Program Support Providers, together with the corresponding rights and obligations hereunder. In the event of any such assignment or grant by such Conduit Lender to a related Committed Lender or other Program Support Provider, such assigning or granting Conduit Lender shall be released from its obligations hereunder to the extent of such assignment and such Committed Lender or Program Support Provider shall for all purposes have all the rights and obligations of such assigning or granting Conduit Lender hereunder to the same extent as if it were the original Conduit Lender. The Borrower agrees that each related Committed Lender and Program Support Provider of any Conduit Lender hereunder shall be entitled to the benefits of Section 1.7 and Section 1.8.

(e)           Enforcement through Agents. Without limiting any other rights that may be available under applicable Law, the rights of the Lenders may be enforced through it or by its agents, including the related Lender Agent and the Administrative Agent.

(f)            Other Assignments by Conduit Lenders. Each party hereto agrees and consents (i) to any Conduit Lender’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, its Aggregate Loan Amount, the Borrower Collateral (or portion thereof), together with the corresponding rights and obligations hereunder, including to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Lender of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Lender shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Lender may not, without the prior consent of its related Committed Lenders, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Lender Agent the Lender Agent of the assigning Conduit Lender and (iii) issues commercial paper or other notes with credit ratings substantially comparable to the ratings of the assigning Conduit Lender; provided, further, that such Conduit Lender may not, if no Termination Event exists, make any such assignment without the consent of the Borrower if such assignment is to an assignee other than (i) any assignment or grant of a security interest to its collateral agent in connection with its commercial paper program, (ii) an assignee that is a commercial paper conduit administered by a Lender Agent which issues commercial paper notes with credit ratings the same as or higher than the ratings of the assigning Conduit Lender or (iii) any other Conduit Lender party to this Agreement; provided, further, that, solely to the extent a new or transferee Conduit Lender has designated its “CP Rate” pursuant to clause (b) of the definition thereof, no such Conduit Lender shall become a party hereto unless the Borrower has given its prior written consent to such “CP Rate” designated for such Conduit Lender pursuant to clause (b) of the definition of “CP Rate” (such consent not to be unreasonably withheld or delayed). Any assigning Conduit Lender shall deliver to any assignee an Assignment Agreement with any changes as have been approved by the parties thereto, duly executed by such Conduit Lender and, if applicable, the Borrower, assigning any portion of its interest in the Borrower Collateral to its assignee. Such assigning Conduit Lender shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Borrower Collateral and to enable the assignee to exercise or enforce any rights of such Conduit Lender hereunder. Upon the assignment of any portion of the assigning Conduit Lender’s interest in the Borrower Collateral, together with the corresponding rights and obligations hereunder, to the assignee Conduit Lender, the assignee shall have all of the rights hereunder with respect to such interest.

(g)           Federal Reserve Assignments. Any Lender Group may at any time assign all or any portion of its rights under this Agreement to any Federal Reserve Bank, as collateral to secure any obligation of such Lender Group to such Federal Reserve Bank. Such assignment may be made at any time without notice or other obligation with respect to the assignment.

(h)           The Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at its office, a copy of each Assignment Agreement delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, the Loan Amount of, and entitlement to Yield of, each Lender from time to time, which Register shall be available for inspection by the Borrower or any Lender (but, in the case of any Lender, only with respect to the entries in the Register applicable to such Lender and the names of any other Lenders) at any reasonable time upon reasonable prior notice.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error (which manifest error shall include, for the avoidance of doubt, any error that is obvious from the face of a calculation and any clearly demonstrable error in failing to update the Register with an increase in the Aggregate Loan Amount of a Lender attributable to additional Advances hereunder), and the parties hereto shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  No Assignment Agreement shall be effective until it is entered in the Register.

(i)            Benefit Plan Investors. Notwithstanding the other provisions in this Agreement, no Lender shall assign, convey or otherwise transfer any portion of its Commitment or its interest in the Borrower Collateral to (A) a Benefit Plan Investor or (B) following any such assignment, conveyance or transfer to a Benefit Plan Investor, a Controlling Person, in each case of clauses (A) and (B), without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed).

Section 6.4.            Costs and Expenses. In addition to the rights of indemnification granted under Section 3.1, Borrower shall pay to the Administrative Agent, each Lender and each Lender Agent, on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents. In addition to the rights of indemnification granted under Section 3.1, the Borrower shall pay to the Administrative Agent, each Lender and each Lender Agent, on demand all reasonable and documented out-of-pocket costs and expenses in connection with (i) the administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents, (ii) the pledge of the security interest in the Borrower Collateral (or any portion thereof), by the Borrower to the Administrative Agent on behalf of the Lender Parties, (iii) the perfection (and continuation) of the Administrative Agent’s rights in the Borrower Collateral, and (iv) the enforcement by the Administrative Agent, and each Lender Agent on behalf of itself or any member of the Lender Group for which such Lender Agent acts as the Lender Agent, of the obligations of the Borrower, the Servicer, the Performance Guarantor or the Originator under the Transaction Documents or of any Obligor under a Pool Receivable, including reasonable Attorney Costs for the Administrative Agent, each Lender and each Lender Agent, relating to any of the foregoing or to advising the Administrative Agent, any Lender Agent and any Lender about its rights and remedies under any Transaction Document and all reasonable costs and expenses (including Attorney Costs) of the Administrative Agent, each Lender and each Lender Agent in connection with the enforcement or administration of the Transaction Documents. The Borrower shall reimburse each Conduit Lender for all reasonable and documented costs and expenses incurred by such Conduit Lender in connection with the Transaction Documents or the transactions contemplated thereby, including costs related to the Rating Agencies and Attorney Costs of the Administrative Agent and each Lender Agent on behalf of itself and each member of the Lender Group for which such Lender Agent acts as the Lender Agent. Any amounts payable under this Section 6.4 shall be paid by the Borrower to the applicable Person within ten (10) Business Days following written demand therefor, setting forth, in reasonable detail, the calculation of such amount and the basis of such demand.

Section 6.5.            No Proceedings; Limitation on Payments. (a) Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of any Conduit Lender not, prior to the date that is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of any such Conduit Lender outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Lender to invoke an Insolvency Proceeding by or against any such Conduit Lender.

(b)           Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Notes to refinance all outstanding Notes and Discretionary Advances (assuming such outstanding Notes and Discretionary Advances matured at such time) in accordance with the program documents governing such Conduit Lender’s securitization program or (y) all Notes and Discretionary Advances are paid in full. Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim under § 101 of the Bankruptcy Code or under any similar laws in other jurisdictions against or obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above.

Section 6.6.            Confidentiality. (a) Each of the Borrower and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (provided that, to the extent permitted by applicable Law, notice of the same shall be provided to the Administrative Agent and the Administrative Agent shall have an opportunity to challenge such disclosure), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Borrower or the Servicer or as otherwise required by applicable Law (including disclosure determined by the Borrower or the Servicer to be necessary or desirable to comply with federal or state securities laws), (iv) to the extent that such information becomes publicly available other than by reason of disclosure by the Borrower or the Servicer in breach of this Section 6.6(a), (v) to directors, officers, shareholders, employees, legal counsel, independent auditors, Affiliates, Rating Agencies, insurers, reinsurers and other experts or agents of the Borrower or the Servicer, provided that the Borrower or the Servicer, as applicable, shall be responsible for assuring that each such Person maintains the confidentiality of such nonpublic information in accordance with the terms of this Section 6.6, or (vi) with the prior written consent of the Administrative Agent.

(b)           Each of the Administrative Agent, the Lender Agents and the Lenders agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) and any information regarding the Borrower, the Originator or the Pool Receivables obtained in accordance with the terms of this Agreement and the other Transaction Documents but the Administrative Agent and each Lender Agent may reveal such information (i) to Rating Agencies (or posted on a website solely available to NRSROs as contemplated by SEC rules), to lenders or prospective lenders or other investors (including the Lenders or any prospective Lenders) providing financing for the transactions pursuant to the Transaction Documents or to any collateral trustees of a Conduit Lender, provided that each such Person maintains the confidentiality of such nonpublic information, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (iii) upon the request or demand of any regulatory authority having jurisdiction over the Administrative Agent, a Lender Agent or a Lender or any of their Affiliates or as otherwise required by applicable Law, (iv) to the extent that such information becomes publicly available other than by reason of disclosure by the Administrative Agent, the Lender Agents or the Lenders in breach of this Section 6.6(b) or (v) to employees, legal counsel, independent auditors, insurers, reinsurers, Affiliates and other experts or agents of the Administrative Agent, the Lender Agents and the Lenders, as applicable, provided that the Administrative Agent, the Lender Agents or the Lenders, as applicable, shall be responsible for assuring that each such Person maintains the confidentiality of such nonpublic information in accordance with the terms of this Section 6.6. Notwithstanding the foregoing, the Borrower and the Servicer hereby authorize each of the Administrative Agent and the Committed Lenders and their respective affiliates to include the existence, size, and principal terms of the transactions contemplated by this Agreement and the other Transaction Documents (and the names and respective roles of the Borrower, the Servicer and the Administrative Agent or such Committed Lender, as applicable, in connection therewith) for the purpose of conducting and marketing their businesses.

(c)           Notwithstanding any provisions herein or in any other Transaction Document, to the extent not inconsistent with applicable securities Law, each of the parties hereto (and each party’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are defined in Section 1.6011-4 of the Treasury Regulations) contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure.

Section 6.7.            GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE BORROWER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.8.            Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature” and words of like import in this Agreement or any Transaction Document shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 6.9.            Termination; Survival of Termination. This Agreement shall terminate on the Final Payout Date. The provisions of Sections 1.7, 1.8, 1.9, 3.1, 3.2, 5.3, 5.8, 6.4, 6.5, 6.6, 6.7, 6.10, 6.15 and 6.16 shall survive any termination of this Agreement.

Section 6.10.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11.          Sharing of Recoveries. Each Lender agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Lenders (as return of Advances or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Lender free and clear of any Adverse Claim created or granted by such other Lender, in the amount necessary to create proportional participation by the Lender in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12.          Right of Setoff. During the existence of a Termination Event, each Lender is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender (including by any branches or agencies of such Lender) to, or for the account of, the Borrower against amounts owing by the Borrower hereunder (even if contingent or unmatured).

Section 6.13.          Entire Agreement. This Agreement and the other Transaction Documents required to be delivered hereunder embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14.          Headings. The captions and headings of this Agreement and in any Exhibit, Schedule or Annex are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15.          Conduit Lender’s Liabilities. The obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of such Conduit Lender. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, member, manager, director, agent or incorporator of any Conduit Lender and any and all such personal liability against such Persons for breaches by the related Conduit Lender of its obligations, covenants or agreements is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that this Section 6.15 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence, willful misconduct or unlawful conduct.

Section 6.16.          Lender Groups’ Liabilities. The obligations of each Lender Agent, the Administrative Agent and each Lender under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent, any Lender Agent or any Lender, no claim may be made by the Borrower or the Servicer or any other Person against the Administrative Agent, any Lender Agent or any Lender or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.17.          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ELANCO SPEAR LLC,
as the Borrower

By:	/s/ David Pugh
Name:
Title:

ELANCO SPEAR LLC
2500 Innovation Way
Greenfield, IN 46140
Attention: General Counsel
Telephone No.: 877-352-6261
Email: elancolegal@elancoah.com

ELANCO US INC.,
as the Servicer

By:	/s/ David Pugh
Name:
Title:

Elanco US Inc.
2500 Innovation Way
Greenfield, IN 46140
Attention: General Counsel
Telephone No.: 877-352-6261
Email: elancolegal@elancoah.com

THE LENDER GROUPS:

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender Agent for the Rabobank Lender Group

By:	/s/ Thomas McNamara
Name:
	Title:	Managing Director

By:	/s/ Eduard Trommelen
Name:
	Title:	Vice President

Coöperatieve Rabobank U.A., New York Branch
245 Park Avenue, 36th Floor
New York, New York 10167
Attention: Transaction Management Team
Facsimile No.: +1 (914) 304 9324
Confirmation No.: +1 (212) 808 2572
Email: tmteam@rabobank.com

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Committed Lender for the Rabobank Lender Group

By:	/s/ Thomas McNamara
Name:
	Title:	Managing Director

By:	/s/ Eduard Trommelen
Name:
	Title:	Vice President

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent

By:	/s/ Thomas McNamara
Name:
	Title:	Managing Director

By:	/s/ Eduard Trommelen
Name:
	Title:	Vice President

Coöperatieve Rabobank U.A., New York Branch
245 Park Avenue, 36th Floor
New York, New York 10167
Facsimile No.: +1 (914) 304 9324
Confirmation No.: +1 (212) 808 2572
Email: tmteam@rabobank.com

EXHIBIT I

DEFINITIONS

1.             Defined Terms. As used in this Agreement (including the Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Account Trigger Date” means the date designated as the “Account Trigger Date” in a written notice delivered by the Servicer to the Administrative Agent, which shall be the date on which the Originator Collection Account is not used for any purpose other than receiving, holding and remitting Collections on Pool Receivables; provided that no Termination Event or Specified Unmatured Termination Event has occurred and is continuing as of such date.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Advance” has the meaning set forth in Section 1.1(a).

“Advance Date” has the meaning set forth in Section 1.1(a).

“Adverse Claim” means a Lien, other than a Permitted Lien.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” has the meaning set forth in Section 1.7(a).

“Affiliate” means, as to any Person, any other Person that at any time, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person; except that in the case of each Conduit Lender, “Affiliate” shall mean the holder of its voting securities or membership interest, as the case may be. A Person shall be deemed to be “controlled” by any other Person if such other Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person whether by contract or otherwise.

“Aggregate Loan Amount” means, as of any date of determination, the aggregate outstanding Loan Amount of all Lenders at such time.

“Aggregate Outstanding Balance” means, as of any date of determination, the sum of the Outstanding Balances of all Receivables which constitute Eligible Receivables as of such date of determination.

“Aggregate Yield” at any time, means the sum of the aggregate for each Lender of the accrued and unpaid Yield with respect to each such Lender’s Loan Amount at such time.

“Agreed Upon Procedures Report” means, the Agreed Upon Procedures Report, which report shall (a) cover the sample testing of procedures, data reports and calculations to be agreed upon by the Administrative Agent and the Servicer and (b) be in a form and substance reasonably acceptable to the Administrative Agent and the Lender Agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, with respect to any Lender, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)          the rate of interest per annum published in the Wall Street Journal as the U.S. dollar “prime rate” for such day; and

(b)          0.50% per annum above the latest Federal Funds Rate.

If the calculation of the Alternate Base Rate results in an Alternate Base Rate of less than zero (0), the Alternate Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Alternate Rate” for any Settlement Period for any Loan Amount (or portion thereof) funded by any Lender other than through the issuance of Notes, means an interest rate per annum equal to either (a) Term SOFR for such Settlement Period or (b) if:

(i)             any of the circumstances described in Section 1.10 or Section 1.11 exists, or

(ii)            a Settlement Period in which Yield is calculated at the CP Rate is terminated as described in the definition of “Yield”,

then the Alternate Base Rate in effect (x) in the case of clause (i), on each day of such Settlement Period or (y) in the case of clause (ii), following such termination.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Performance Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Elanco Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” has the meaning set forth in the Lender Fee Letter.

“Assignee Committed Lender” has the meaning set forth in Section 6.3(c).

“Assignment Agreement” has the meaning set forth in Section 6.3(c).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, costs and expenses and disbursements of any law firm or other external counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Term SOFR Term” pursuant to clause (d) of Section 1.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.)

“Basel III” means:

(a)            the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)           the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)           any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 1.11.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been mutually agreed between the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been mutually agreed between the Administrative Agent and the Borrower after giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means any employee benefit plan subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies, or any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan or plan’s investment in such entity under the Plan Asset Regulation.

“Blocked Account” means a deposit account in the name of the Borrower listed on Schedule II (as such schedule may be modified from time to time pursuant to the terms hereof) and maintained at a Collection Account Bank pursuant to a Blocked Account Agreement for the purpose of receiving Collections.

“Blocked Account Agreement” means that certain (i) Blocked Account Control Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Administrative Agent and the applicable Collection Account Bank and (ii) each other account control agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer, the Administrative Agent and a Collection Account Bank, governing the terms of the related Blocked Account.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” has the meaning set forth in the preamble to the Agreement.

“Borrower Collateral” has the meaning set forth in Section 1.2(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Lender, Lender Agent, the Administrative Agent, Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, all Loan Amounts and Yield on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrowing Base” means, as of any date, an amount equal to (a) the Net Receivables Balance as of such date, minus (b) the Required Reserve as of such date.

“Borrowing Base Certificate” means a certificate in substantially the form contained in Schedule II of Annex A.

“Borrowing Request” has the meaning set forth in Section 1.3(a).

“Breakage Fee” means (i) for any Settlement Period for which Yield is computed by reference to Term SOFR and a reduction of the Aggregate Loan Amount subject to such Settlement Period is made for any reason on any day other than a Monthly Settlement Date or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for an Advance pursuant to Article I of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) which would have accrued during such Settlement Period on the reductions of the affected Lender’s portion of the Aggregate Loan Amount relating to such Settlement Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of its portion of the Aggregate Loan Amount (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to remain closed; provided that, when used in connection with Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Cash Trigger Event” means the occurrence of any of the following:

(a)            the occurrence of any two or more of the following:

(i)          Moody’s long term corporate family rating of the Performance Guarantor is B2 or lower or is withdrawn or suspended;

(ii)          S&P’s long term local issuer credit rating of the Performance Guarantor is B or lower or is withdrawn or suspended; or

(iii) Fitch’s long term issuer default rating of the Performance Guarantor is B or lower or is withdrawn or suspended;

(b)           the Net Total Leverage Ratio (as defined in the Elanco Credit Agreement) as of the last day of any fiscal quarter is within 0.5x of the maximum Net Total Leverage Ratio (as defined in the Elanco Credit Agreement) permitted under the Elanco Credit Agreement, which maximum permitted Net Total Leverage Ratio (as defined in the Elanco Credit Agreement) is set forth in Section 6.11 of the Elanco Credit Agreement as of the Closing Date; or

(c)           the Interest Coverage Ratio (as defined in the Elanco Credit Agreement) as of the last day of any fiscal quarter falls below the sum of (i) the minimum Interest Coverage Ratio (as defined in the Elanco Credit Agreement) permitted under the Elanco Credit Agreement, which maximum permitted Interest Coverage Ratio (as defined in the Elanco Credit Agreement) is set forth in Section 6.11 of the Elanco Credit Agreement as of the Closing Date, plus (ii) 0.5x.

“Change in Control” means the occurrence of any of the following:

(a)            Elanco ceases to own, directly, 100.00% of the issued and outstanding Capital Stock, membership interests and all other equity interests of the Borrower free and clear of all Adverse Claims;

(b)           the Performance Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the voting and economic interests of Elanco;

(c)            any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Performance Guarantor having more than 50.1% of the ordinary voting power for the election of members of the Board of Directors of the Performance Guarantor; or

(d)           any “Change in Control” under and as defined in the Elanco Credit Agreement occurs.

“Closing Date” means August 3, 2023.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and as in effect from time to time, and any rules and regulations promulgated thereunder.

“Collection Account Bank” means the banks or other financial institutions listed on Schedule II holding one or more Collection Accounts or, subject to the prior written consent of the Administrative Agent, any other bank or financial institution holding a Collection Account that is subject to a Blocked Account Agreement or an Originator Account Control Agreement, as applicable.

“Collection Accounts” means each Blocked Account and each Originator Collection Account.

“Collection Period” means a calendar month.

“Collections” means, with respect to any Pool Receivable, (a) all funds which are received by the Originator, the Borrower, the Performance Guarantor or the Servicer in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections thereof and (c) all other proceeds of such Pool Receivable and the Related Security thereof.

“Commitment” means, with respect to each Committed Lender, the product of such Lender’s Percentage and the Program Limit, which represents the amount that such Committed Lender shall have committed to fund in respect of Advances hereunder. The Commitment of each Committed Lender is as set forth in Schedule VI, which may be amended from time to time.

“Committed Lender” means each Person listed as such for a Conduit Lender (or as the sole Lender if the related Lender Group has no Conduit Lender), as set forth on the signature pages of this Agreement or in any Assignment Agreement.

“Concentration Percentage” means (a) except as provided in clause (b) below, such Obligor’s Normal Concentration Percentage and (b) for each of the Obligors listed on Schedule VII (each, a “Special Obligor”), the percentage specified next to such Special Obligor’s name on Schedule VII (the applicable “Special Concentration Percentage”); provided, however, that the Borrower and the Administrative Agent may agree from time to time in writing to update Schedule VII by adding additional Obligors to such schedule or increasing the Special Concentration Percentage of any Special Obligor; provided, further, that the Administrative Agent may, upon not less than five (5) Business Days’ prior written notice to the Borrower, cancel or reduce the Special Concentration Percentage with respect to any or all Special Obligors, and, in the event of any such cancellation, the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Percentage shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

“Conduit Lender” means each commercial paper conduit that is a party to this Agreement, as a Lender, or that becomes a party to this Agreement, as a Lender pursuant to an Assignment Agreement or otherwise.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Settlement Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contra Account” means the Outstanding Balance of a Pool Receivable that is offset by a corresponding account payable due from the Originator to the related Obligor.

“Contract” means, with respect to any Pool Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Pool Receivable arises or that evidence such Pool Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Pool Receivable.

“Contractual Dilution” means, with respect to any Receivable, any reduction, cancellation or adjustment in the Outstanding Balance of such Receivable as a result of a contractual arrangement between the Originator and the applicable Obligor including trade marketing accruals, discounts, volume rebates or volume discounts, in each case arising pursuant to the Contract related to such Receivable.

“Controlling Person” means any Person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of Borrower or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate (as defined in the Plan Asset Regulation) of such Person).

“CP Rate” means, for any Conduit Lender and for any Settlement Period for any Portion of Loan Amount (a) the per annum rate equivalent to the weighted average cost as determined by the applicable Lender Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Conduit Lender maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes that are allocated, in whole or in part, by the applicable Lender Agent to fund or maintain such Portion of Loan Amount (and which may be also allocated in part to the funding of other assets of such Conduit Lender); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Loan Amount for such Settlement Period, the applicable Lender Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to a Conduit Lender in respect of Yield for any Settlement Period with respect to any Portion of Loan Amount funded by such Conduit Lender at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Loan Amount that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Loan Amount, to the extent that such Conduit Lender had not received payments of interest in respect of such interest component on or prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) the rate designated as the “CP Rate” for such Conduit Lender in an Assignment Agreement pursuant to which such Person becomes a party as a Conduit Lender to this Agreement and as consented to in writing by the Borrower (such consent not to be unreasonably withheld or delayed). If the calculation of the CP Rate results in a CP Rate of less than zero (0), the CP Rate shall be deemed to be zero (0) for all purposes hereunder.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Originator and Servicer in effect on the Closing Date and as set forth in Schedule I, as modified in compliance with the Receivables Sale Agreement and this Agreement.

“Daily Receivables Report” means a report regarding the Pool Receivables and the transactions contemplated hereby that is in the form of the Monthly Receivables Report unless otherwise agreed by the Borrower, the Administrative Agent and the Servicer.

“Days Sales Outstanding” means, for any Specified Collection Period, the number of days calculated as of the last day of such Specified Collection Period equal to the product of (a) thirty (30) multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of Pool Receivables as of the last day of such Specified Collection Period by (ii) the aggregate Outstanding Balance of Pool Receivables originated during such Specified Collection Period.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations other than accounts payable and accrued liabilities incurred in the normal course of business to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of kinds referred to in clauses (i) through (iv) above.

“Deemed Collections” is defined in Section 1.4(e)(ii).

“Default Rate” means, for any date of determination, an interest rate per annum equal to (i) 2.00 % plus (ii) the Alternate Base Rate as in effect on such date.

“Default Ratio” means, for any Specified Collection Period, the ratio (expressed as a percentage and rounded upwards to the nearest 1/100 of 1%) calculated as of the last day of such Specified Collection Period equal to (i) the aggregate Outstanding Balance of all Pool Receivables which became Defaulted Receivables during such Specified Collection Period divided by (ii) the Outstanding Balance of all Pool Receivables originated in the Specified Collection Period ended five (5) Specified Collection Periods prior to such Specified Collection Period.

“Defaulted Receivable” means a Pool Receivable as to which (a) any payment, or part thereof, remains unpaid for more than ninety (90) days after the original due date for such payment, (b) the Obligor is subject to a bankruptcy or Insolvency Proceeding, or (c) in accordance with the Credit and Collection Policy, has been or should be written-off as uncollectible.

“Delinquency Ratio” means, for any Specified Collection Period, the ratio (expressed as a percentage and rounded upwards to the nearest l/100 of 1%) computed as of the last day of such Specified Collection Period equal to (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables as of such day divided by (ii) the aggregate Outstanding Balance of all Pool Receivables originated in the Specified Collection Period ended four (4) Specified Collection Periods prior to such Specified Collection Period.

“Delinquent Receivable” means a Pool Receivable as to which (a) any payment, or part thereof, remains unpaid for more than sixty (60) days after the original due date for such payment and that is not a Defaulted Receivable.

“Dilution” means, for any Specified Collection Period, an amount equal to the aggregate reductions in the Outstanding Balance of Pool Receivables as a result of any Dilution Factors during such Specified Collection Period.

“Dilution Factors” means credits, cancellations, debt forgiveness, billing adjustments, cash, volume and other discounts, deductions (including in respect of taxes), retropricing, warranties, allowances, disputes, rebates, refunds, charge backs, defective, rejected, returned or repossessed goods, and other allowances and adjustments (including any special or other discounts or any reconciliations and any set-off by an Obligor in respect of any claim by such Obligor, whether such claim arises out of the same or a related transaction or an unrelated transaction) that result in the reduction of the Outstanding Balance of a Pool Receivable, other than as a result of (i) cash Collections applied to reduce the Outstanding Balance of a Pool Receivable or (ii) a reduction of the Outstanding Balance of a Pool Receivable by reason of the related Obligor’s bankruptcy, insolvency, lack of creditworthiness or financial inability to pay such Pool Receivable. For the avoidance of doubt, the foregoing clause (ii) does not apply to a reduction of the Outstanding Balance of a Pool Receivable by reason of the related Obligor’s unwillingness to pay, rather than such Obligor’s bankruptcy, insolvency, lack of creditworthiness or financial inability to pay, such Pool Receivable.

“Dilution Horizon Ratio” means, for any Specified Collection Period, a ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) computed as of the last day of such Specified Collection Period by dividing (i) the aggregate Outstanding Balance of all Pool Receivables originated during the most recently ended Specified Collection Period by (ii) the aggregate Outstanding Balance of all Pool Receivables as of such day.

“Dilution Ratio” means, for any Specified Collection Period, the ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) computed as of the last day of such Specified Collection Period by dividing (i) the aggregate amount of Dilution (other than Contractual Dilution) for Pool Receivables for such Specified Collection Period by (ii) the aggregate Outstanding Balance of all Pool Receivables originated in the Specified Collection Period ended one (1) Specified Collection Period prior to such Specified Collection Period.

“Dilution Reserve Floor” means, as of any date of determination, the product of (a) the Net Receivables Balance as of such day multiplied by (b) the Minimum Dilution Reserve Percentage as of such day.

“Dilution Spike” means, as of the last day of any Specified Collection Period, the highest Dilution Ratio during the immediately preceding twelve (12) Specified Collection Periods ending on such day.

“Discretionary Advance” means an unsecured discretionary advance made to a Conduit Lender to repay maturing Notes.

“Dollars” and “$” each mean the lawful currency of the United States.

“Dynamic Dilution Reserve” means, as of any date of determination, the product of (a) the Net Receivables Balance as of such day, multiplied by (b) the Dynamic Dilution Reserve Percentage calculated as of such day.

“Dynamic Dilution Reserve Percentage” means, for any Specified Collection Period, the following calculated as of the last day of such Specified Collection Period:

[(SF x ED) + ((DS - ED) x (DS/ED))] x DHR

where:

SF = the Stress Factor;

ED = the Expected Dilutions;

DS = the Dilution Spike; and

DHR = the Dilution Horizon Ratio.

“Dynamic Loss Reserve” means, for any date of determination, the product of (a) the Net Receivables Balance as of such day, multiplied by (b) the Dynamic Loss Reserve Percentage as of such day.

“Dynamic Loss Reserve Percentage” means, for any Specified Collection Period, the product calculated as of the last day of such Specified Collection Period of (i) the highest three-month average Default Ratio for the immediately preceding twelve (12) Specified Collection Periods, times (ii) the Loss Horizon Ratio, times (iii) the Stress Factor.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elanco” means Elanco US Inc., a Delaware corporation.

“Elanco Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2020, among Performance Guarantor, as borrower, Elanco, as co-borrower, the lenders and issuing banks from time to time party thereto, Goldman Sachs Bank USA, as term loan administrative agent and collateral agent and JPMorgan Chase Bank, N.A., as revolver administrative agent.

“Elanco Entity” has the meaning set forth in clause (l) of the covenants of the Borrower set forth in Exhibit IV.

“Elanco Party” means the Borrower, the Originator, the Servicer and the Performance Guarantor.

“Electronic Signature” means an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Receivable” means, at any time, a Pool Receivable:

(i)          the Obligor of which (A) is a resident of, or organized under the laws of, or with its chief executive office in, the United States or Canada; (B) is not an Affiliate of the Borrower, the Servicer, the Performance Guarantor or the Originator; (C) is not a natural person; and (D) is not subject to any action of the type described in clause (g) of Exhibit V;

(ii)          which is denominated and payable only in Dollars and which arises under a Contract that is governed by the laws of a State in the United States;

(iii)          which has a stated maturity and which stated maturity is not more than one-hundred twenty (120) days after the date on which such Receivable was invoiced and which does not have a stated maturity that has been altered or extended, or re-aged;

(iv)          which arises in the ordinary course of the Originator’s business;

(v)          which arises under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(vi)          which conforms with all applicable Laws in all material respects;

(vii)          which is not the subject of any asserted dispute, offset, counterclaim, hold back, defense, Adverse Claim or other claim and which does not arise from the sale of inventory by the Originator which is subject to any Adverse Claim which has not been released;

(viii)          which was originated in accordance with and complies with the requirements of the Credit and Collection Policy and the payment and other terms of the Contract related to the Receivable are consistent with customary terms for the Originator’s industry and type of Receivable;

(ix)          which arises from the completion of the sale and shipment of goods (and such goods are not subject as of such date of determination to a bill and hold, billed but not shipped, guaranteed sale, sale and return, sale on approval or progress billed, consignment or similar arrangement) by the Originator (and not by any other Person in whole or part) or from the provision of services and for which an invoice for such goods or services has been issued to the related Obligor by the Originator (and not by any other Person in whole or part);

(x)          (A) which is not subject to any contingent performance requirements of the Originator and as to which such Originator has satisfied and fully performed all obligations required to be fulfilled by it as a condition to the payment by the related Obligor and (B) which does not arise under a Contract that provides for any obligations of the Originator after the creation of such Receivable;

(xi)          which has not been modified or restructured since its creation, except as permitted pursuant to Section 1.4(e) or Section 4.2(a);

(xii)          in which, immediately prior to the transfer thereof to the Borrower, the Originator owned, and immediately following the transfer thereof to the Borrower, the Borrower owns good and marketable title, free and clear of any Adverse Claim, and which is freely transferable and assignable by the Originator and the Borrower without the consent of the Obligor;

(xiii)          for which the Administrative Agent (on behalf of itself and each of the other Lender Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, and in the other related Borrower Collateral, in each case free and clear of any Adverse Claim;

(xiv)          which constitutes an “account” as defined in the UCC, and which is not evidenced by an “instrument” or “chattel paper” (each as defined in the UCC);

(xv)          the Obligor of which is not the Obligor of Defaulted Receivables where the aggregate Outstanding Balance exceeds 25.00% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables;

(xvi)          the Obligor of which is not (A) a Sanctioned Person or (B) operating, domiciled or having business in a Sanctioned Country;

(xvii)          solely for the purposes of this Agreement, which is an account receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940;

(xviii)          which is not a Defaulted Receivable;

(xix)          all right, title and interest to and in which has been validly transferred by the Originator directly to the Borrower under and in accordance with the Receivables Sale Agreement;

(xx)          the sale of which or pledge of such Receivable does not contravene or conflict with any applicable Law;

(xxi)          which represents an obligation to pay a sum certain of money;

(xxii)          which arises under a Contract that does not contain any provision that would materially impair the value or collectibility of any Receivable generated thereunder as a result of the sale or transfer from the Originator to the Borrower pursuant to the Receivables Sale Agreement;

(xxiii)          which does not represent (in whole or in part) sales or other taxes, including any value added taxes, required to be remitted to a Governmental Authority;

(xxiv)          the payments on which are not subject to withholding taxes; and

(xxv)          the Obligor of which has been instructed to make all payments with respect thereto to a Collection Account.

Notwithstanding the foregoing and without duplication, to the extent any portion of the Outstanding Balance of a Pool Receivable exceeds the sum of any Dilution thereto, such excess portion of the Outstanding Balance shall be considered an Eligible Receivable subject to the satisfaction of the other eligibility criteria described in clauses (i) through (xxv) above.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower or any Elanco Party, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower or any Elanco Party or (c) solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower or any Elanco Party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excess Concentration Amount” means, for any date of determination, the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (a) an amount equal to the aggregate Outstanding Balance of the Eligible Receivables of such Obligor on such day, over (b) the product of (i) such Obligor’s Concentration Percentage on such day, multiplied by (ii) the Aggregate Outstanding Balance on such day.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Dilutions” means, as of the last day of any Specified Collection Period, the rolling average of the Dilution Ratios for the preceding twelve (12) Specified Collection Periods ending on such day.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements.

“Federal Funds Rate” means, for each Lender Group, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System (or, if such day is not a Business Day, the immediately preceding Business Day), as published on the immediately following Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from two (2) federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5.

“Fees” has the meaning set forth in Section 1.5.

“Final Payout Date” means the date after the Termination Date on which no Loan Amount, Yield, Fees or other Borrower Obligations shall be outstanding and all amounts owed by the Borrower to any Lender Party under any Transaction Document shall have been paid in full in cash.

“Fitch” means Fitch Ratings, Inc.

“Floor” means a rate of interest equal to 0.00%.

“GAAP” means, at any time, generally accepted accounting principles of the United States as in effect at such time.

“Governmental Authority” means any nation or government, any state, supra-national authority or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including, any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Authority Concentration Amount” means, for any date of determination, (a) an amount equal to the aggregate Outstanding Balance of the Eligible Receivables of all Obligors that are Governmental Authorities as of such day, minus (b) the product of (i) 2.00%, multiplied by (ii) the Aggregate Outstanding Balance on such day

“Increased Cost” has the meaning set forth in Section 1.7(a).

“Indemnified Amounts” has the meaning set forth in Section 3.1.

“Indemnified Party” has the meaning set forth in Section 3.1.

“Independent Manager” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, Elanco or any of their respective Affiliates (other than his or her service as an Independent Manager of the Borrower and as an independent manager of any other special-purpose entities affiliated with the Borrower or Elanco); (ii) a customer or supplier of the Borrower, Elanco or any of their respective Affiliates (other than his or her service as an Independent Manager of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) (i) has prior experience as an independent director, manager or partner for an entity involved in a structured financing transaction whose charter documents require the consent of all independent directors, managers or partners thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; (ii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (iii) is providing its services as Independent Manager through a recognized third party provider of professional independent director, manager or partner services in the ordinary course of its business.

“Insolvency Proceeding” means, with respect to any Person, (i) any case, action or proceeding before any court or other Governmental Authority seeking to declare it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, examinership, arrangement, adjustment, protection, relief or composition of it or its debts, (ii) seeking the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official for it or for any substantial part of its property, or (iii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors (including the Bankruptcy Code).

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Legal Final Termination Date” means the date which is one (1) year after the Termination Date.

“Lender” means each Conduit Lender and/or each Committed Lender, as applicable.

“Lender Agent” means each Person acting as agent on behalf of a Lender Group and designated as a Lender Agent for such Lender Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Lender Agent pursuant to an Assignment Agreement.

“Lender Group” means (a) for each Conduit Lender, such Conduit Lender, its related Committed Lender and its related Lender Agent, and (b) for each Committed Lender, such Committed Lender, its related Conduit Lender (if any) and its related Lender Agent; provided that, for the avoidance of doubt, no Lender Group may have more than one (1) Committed Lender at any time.

“Lender Parties” means each of the Lenders, Lender Agents, Affected Persons, Indemnified Parties and the Administrative Agent.

“Lien” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank for the Performance Guarantor, the Servicer, the Originator or any Affiliate thereof and linked to any Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, a Conduit Lender in order to provide liquidity for such Conduit Lender.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to a Conduit Lender pursuant to the terms of a Liquidity Agreement; it being understood that a Committed Lender may also be a Liquidity Provider.

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Loan” means, individually or collectively as the context requires, Advances designated as a Loan in accordance with Section 1.1.

“Loan Amount” means, at any time, with respect to any Lender, the sum of (a) the aggregate amount disbursed to the Borrower by such Lender in connection with the funding of Advances pursuant to this Agreement, less (b) any payments made by the Borrower to the Administrative Agent for application to reduce the principal balance of the Advances of such Lender pursuant to this Agreement (which have not been rescinded or otherwise returned for any reason); provided, however, that if the Loan Amount shall have been reduced, pursuant to clause (b) above by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, the Loan Amount shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Loss Horizon Ratio” means, for any Specified Collection Period, a ratio (expressed as a percentage rounded upwards to the nearest 1/100 of 1%) computed as of the last day of such Specified Collection Period by dividing (i) the greater of (a) one and (b) the sum of (x) the aggregate Outstanding Balance of all Pool Receivables originated during such Specified Collection Period plus (y) the aggregate Outstanding Balance of all Pool Receivables originated during the immediately preceding four (4) Specified Collection Periods by (ii) the aggregate Outstanding Balance of all Pool Receivables as of such day.

“Loss Reserve Floor” means, for any date of determination, the product of (a) the Loss Reserve Floor Percentage as of such day, multiplied by (b) the Net Receivables Balance as of such day.

“Loss Reserve Floor Percentage” means 25.00%.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(i)          the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Servicer, the Performance Guarantor, the Originator or the Borrower;

(ii)          the ability of the Servicer, the Performance Guarantor, the Originator or the Borrower to perform its obligations under this Agreement or any other Transaction Document; or

(iii)          (A) the validity or enforceability of any Transaction Document (including the rights of or benefits available to the Administrative Agent or the Lender Parties under the Transaction Documents), (B) the status, existence, perfection, priority or enforceability of the Administrative Agent’s Lien on any material portion of the Borrower Collateral or (C) the validity, enforceability or collectibility of the Pool Receivables or any other Borrower Collateral, taken as a whole or any material portion thereof.

“Minimum Dilution Reserve Percentage” means the product of (x) the average over the twelve (12) consecutive Specified Collection Periods ending at the end of such Specified Collection Period, of the Dilution Ratio during each Specified Collection Period multiplied by the Dilution Horizon Ratio.

“Monthly Receivables Report” means a report, in substantially the form of Annex C, furnished by the Servicer to the Administrative Agent and each Lender Agent pursuant to Section 2(k)(iv) of the covenants of the Servicer set forth in Exhibit IV.

“Monthly Reporting Date” has the meaning set forth in Section 2(k)(iv)(A) of the covenants of the Servicer set forth in Exhibit IV.

“Monthly Settlement Date” means the second (2nd) Business Day immediately following each Monthly Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Receivables Balance” means, at any time, the positive difference, if any, of (a) the Aggregate Outstanding Balance as of such day, minus (b) the Excess Concentration Amount as of such day, minus (c) the Other Deductions as of such day, minus (d) the Governmental Authority Concentration Amount.

“Nonexcluded Taxes” has the meaning set forth in Section 1.9.

“Normal Concentration Percentage” means, with respect to any Obligor, (a) the lower of the percentages set forth below opposite the short term unsecured debt rating, if any, currently assigned to such Obligor by S&P or Moody’s at such time (or in the absence of a short term unsecured debt rating from any such rating agency, the long term unsecured senior debt rating currently assigned to such Obligor by S&P or Moody’s at such time) and (b) the higher percentage that the Administrative Agent may (in its sole discretion) agree to from time to time; provided, that as of the Closing Date, the Administrative Agent has agreed, pursuant to the foregoing clause (b), to (i) a Normal Concentration Percentage of 8.00% for whichever Obligor in Category IV that has the greatest aggregate Outstanding Balance of Eligible Receivables of all Obligors in Category IV, (ii) a Normal Concentration Percentage of 8.00% for whichever Obligor in Category IV that has the second greatest aggregate Outstanding Balance of Eligible Receivables of all Obligors in Category IV and (iii) a Normal Concentration Percentage of 5.00% for whichever Obligor in Category IV that has the third greatest aggregate Outstanding Balance of Eligible Receivables of all Obligors in Category IV; and provided, further, that the Administrative Agent may, upon not less than five (5) Business Days’ prior written notice to the Borrower, cancel or reduce any percentage granted pursuant to clause (b) above (including pursuant to the immediately preceding proviso) for any Obligor, in which case the Normal Concentration Percentage for such Obligor(s) shall be determined pursuant to clause (a) above.

Category	S&P Short Term Rating	S&P Long Term Rating	Moody’s Short Term Rating	Moody’s Long Term Rating	Normal Concentration Percentage
I	A-1 or A-1+	A or higher	P-1	A2 or higher	20.00%
II	A-2	A- to BBB+	P-2	A3 to Baa1	12.50%
III	A-3	BBB to BBB-	P-3	Baa2 to Baa3	8.33%
IV	Below A-3 or Not Rated by S&P	Below BBB- or Not Rated by S&P	Below P-3 or Not Rated by Moody’s	Below Baa3 or Not Rated by Moody’s	2.00%

For the avoidance of doubt, if any Obligor does not have a short term unsecured debt rating or a long term unsecured senior debt rating from at least one of S&P and Moody’s, such Obligor’s Normal Concentration Percentage shall equal the Normal Concentration Percentage for Category IV set forth above subject to clause (b) above. If an Obligor has a short term unsecured debt rating and a long term unsecured senior debt rating from either S&P or Moody’s, the short term unsecured debt rating will be used for the purposes of this definition. If an Obligor has a short term unsecured debt rating from both S&P and Moody’s, the lower rating will be used for the purposes of this definition. If an Obligor has a long term unsecured senior debt rating from both S&P and Moody’s, the lower rating will be used for the purposes of this definition.

“Notes” means short-term promissory notes issued or to be issued by any Conduit Lender to fund all or any portion of its Advances or Loan Amount.

“NRSRO” means any rating agency designated as a Nationally Recognized Statistical Rating Organization by the SEC.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Originator” means Elanco.

“Originator Account Control Agreement” means (i) that certain Blocked Account Control Agreement, dated as of the Closing Date, among the Servicer, the Administrative Agent and the applicable Collection Account Bank and (ii) each other agreement or deed of pledge, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, a Collection Account Bank (if required) and the Servicer, governing the terms of the related Originator Collection Accounts.

“Originator Collection Account” means each deposit account listed on Schedule II to this Agreement (as such schedule may be modified from time to time pursuant to the terms hereof).

“Other Deductions” means the aggregate amount of all liabilities owed by the Originator or any of its Affiliates to any Obligors, including security deposits, Contra Accounts, unallocated credit memos, unallocated Collections, accrued rebates arising from any Obligor’s acquisition of the goods giving rise to any Pool Receivable and other similar items; provided that the amount of “Other Deductions” for any Obligor shall not exceed the aggregate Outstanding Balance of all Pool Receivables owed by such Obligor.

“Outstanding Balance” of any Pool Receivable at any time means the then outstanding principal balance thereof, excluding any late payment charges, delinquency charges or extension or collection fees.

“Participant” has the meaning set forth in Section 6.3(b).

“Participant Register” has the meaning set forth in Section 6.3(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Paydown Notice” has the meaning set forth in Section 1.4(f).

“Pension Plan” means a “pension plan” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or Elanco (either directly or indirectly through any ERISA Affiliate) may have any liability, contingent or otherwise, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contracting sponsor under Section 4069 of ERISA.

“Percentage” means for any determination thereof with respect to a Loan (i) with respect to the initial Lender Group, 100%, (ii) with respect to a Lender Group that has become a party hereto pursuant to an Assignment Agreement, the percentage set forth therein as such Lender Group’s “Assigned Percentage”, and (iii) with respect to a Lender, the product of the Percentage of such Lender’s Lender Group and the percentage of such Lender Group’s Loans held by such Lender, in each case, as such amount is reduced by an Assignment Agreement entered into between a Lender Group and an assignee or increased by an Assignment Agreement entered into by a Lender Group with an assignor.

“Performance Guarantor” means Elanco Animal Health Incorporated.

“Performance Guaranty” means that certain Performance Guaranty, dated as of the Closing Date, made by the Performance Guarantor in favor of the Administrative Agent.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Lien” means (i) any Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Lender Parties); (ii) any bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash on deposit in a Collection Account to the extent such Liens are not terminated pursuant to a Blocked Account Agreement or an Originator Account Control Agreement; and (iii) any Liens for taxes (x) not yet due and payable or (y) if the obligations with respect to such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP.

“Permitted Linked Account” means each deposit account listed on Schedule II to this Agreement (as such schedule may be modified from time to time pursuant to the terms hereof).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan Asset Regulation” means the U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Loan Amount” means, with respect to any Lender and its related aggregate Loan Amount, the portion of such aggregate Loan Amount being funded or maintained by such Lender by reference to a particular interest rate basis.

“Program Limit” means $300,000,000, as such amount may be reduced pursuant to Section 1.3(f). References to the unused portion of the Program Limit shall mean, at any time, the Program Limit at such time minus the Aggregate Loan Amount at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for (a) the issuance of one or more letters of credit for the account of any Conduit Lender, (b) the issuance of one or more surety bonds for which any Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Lender to any Program Support Provider of the Borrower Collateral (or portions thereof) maintained by such Conduit Lender or (d) the making of loans or other extensions of credit to any Conduit Lender in connection with such Conduit Lender’s securitization program together with any letter of credit, surety bond or other instrument issued thereunder but excluding any discretionary advance facility provided by the applicable Lender Agent.

“Program Support Provider” means and includes with respect to each Conduit Lender, any Committed Lender, any Liquidity Provider and any other Person (other than any customer of such Conduit Lender) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender pursuant to any Program Support Agreement.

“Property” means (i) any property or asset of any kind, real, personal or mixed, tangible or intangible, wherever situated and (ii) any right, title or interest in or to any such property or asset.

“Purchase Termination Event” has the meaning set forth in Section 6.1 of the Receivables Sale Agreement.

“Rabo Working Capital Solutions” means the online platform offered by the Administrative Agent to help service working capital products.

“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.

“Rabobank Lender Group” means the Lender Group of which Rabobank is the Lender Agent.

“Rating Agency” means, with respect to any Lender Group, any or all of S&P and/or Moody’s which rates the Notes issued by the Conduit Lender in such Lender Group.

“Receivable” means any indebtedness and other obligations (whether or not earned by performance) owed to the Originator or the Borrower, as assignee of the Originator, or any right of the Borrower or the Originator to payment from or on behalf of an Obligor whether constituting an account, chattel paper or general intangible, arising in connection with merchandise or inventory that have been or are to be sold or otherwise disposed of, or services rendered or to be rendered by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables contributed to the capital of, or purchased or otherwise acquired by the Borrower pursuant to the Receivables Sale Agreement on or prior to the Final Payout Date.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement dated as of the Closing Date between the Borrower and the Originator.

“Records” means, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to the Pool Receivables, any Related Security therefor and (to the extent related to the Borrower Collateral) the related Obligors.

“Register” has the meaning set forth in Section 6.3(h).

“Regulatory Change” has the meaning set forth in Section 1.7(a).

“Related Security” means with respect to any Pool Receivable:

(i)          all of the Borrower’s and the Originator’s interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Pool Receivable;

(ii)          all security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(iii)          all of the Borrower’s and the Originator’s rights, interests and claims under the Contracts relating to such Pool Receivable, and all guaranties, letters of credit, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable or otherwise relating to such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; and

(iv)          all of the Borrower’s rights, interests and claims (but none of its obligations) under the Receivables Sale Agreement and the other Transaction Documents.

“Release” has the meaning set forth in Section 1.4(b)(i)(B).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, the Committed Lenders whose Commitments are greater than 50% of the aggregate Commitments of all Committed Lenders (or, if the Commitments have been terminated, Committed Lenders representing (together with their respective related Conduit Lenders) more than 50% of the Aggregate Loan Amount); provided, however, that, so long as there are two (2) or fewer Committed Lenders, then “Required Lenders” shall mean all Committed Lenders.

“Required Reserve” means, as of any date of determination, the sum of (a) the greater of (i) the sum of the Dynamic Dilution Reserve and the Dynamic Loss Reserve and (ii) the sum of the Dilution Reserve Floor and the Loss Reserve Floor and (b) the Yield and Fee Reserve; provided that the Yield and Fee Reserve shall not be included in the calculation of the Required Reserve until the Administrative Agent provides written notice to the Borrower and the Servicer that the Yield and Fee Reserve should be included the calculation of the Required Reserve on and after the date set forth in such written notice.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means S&P Global Ratings, Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions, including as of the Closing Date, Cuba, the Crimea region of Ukraine, the so-called Donetsk and so-called Luhansk regions of Ukraine, the Zaporizhzhia and Kherson Regions of Ukraine, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person that is the target of any Sanctions, (b) any Person listed in any Sanctions-related list of designated Persons maintained by any U.S. Governmental Authority (including OFAC or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the United Nations Security Council, the European Union or the Netherlands, (c) any Person organized or resident in a Sanctioned Country or (d) any Person that is fifty-percent or more owned, directly or indirectly, in the aggregate by, or is otherwise controlled by (within the meaning of applicable Sanctions laws), any Person referred to in clauses (a), (b) or (c) above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means the earlier of (a) August 3, 2026 and (b) either (i) the Revolving Facility Maturity Date of the Revolving Facility (each as defined in the Elanco Credit Agreement) in effect as of the Closing Date or, if any Class of Revolving Facility Commitment (each as defined in the Elanco Credit Agreement) is incurred after the Closing Date or a New Credit Agreement is entered into that, in each case, refinances the Revolving Facility (as defined in the Elanco Credit Agreement) in effect as of the Closing Date in full, the maturity date of such Revolving Facility Commitment (as defined in the Elanco Credit Agreement) or New Credit Agreement, as applicable.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Securitisation Regulation” means Regulation (EU) 2017/2042 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other European Union directives and regulations.

“Servicer” has the meaning set forth in the preamble.

“Servicing Fee” has the meaning set forth in Section 4.6.

“Servicing Fee Rate” means 1.00% per annum.

“Settlement Date” means (a) the Monthly Settlement Date and (b) after any Termination Date or if a Cash Trigger Event has occurred, any day specified by the Administrative Agent (it being understood that the Administrative Agent may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means (a) initially, the period from and including the Closing Date to but not including the initial Monthly Settlement Date and (b) thereafter, each period from and including a Monthly Settlement Date to but not including the following Monthly Settlement Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts beyond such Person’s ability to pay as such Debts mature, taking into account the timing of and amounts of cash to be reserved by it and the timing of and amounts of cash payable in respect of such Debts; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. For purposes of this definition, the amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” has the meaning set forth in the definition of “Concentration Percentage”.

“Specified Collection Period” means (a) at any time the Servicer is not required to deliver a Weekly Receivables Report or Daily Receivables Report pursuant to Section 2(k)(iv) to Exhibit IV, a calendar month and (b) at any time the Servicer is required to deliver a Weekly Receivables Report or Daily Receivables Report pursuant to Section 2(k)(iv) to Exhibit IV, the period designated by the Administrative Agent (which period shall not be less than 30 days or, in the case of any calendar month that is less than 30 days, the number of days in such calendar month).

“Specified Unmatured Termination Event” means any Unmatured Termination Event under Section 1(a), (b), (g), (i), (o) or (p), in each case, of Exhibit V.

“Stop Sales Event” means the delivery by the Originator of a Voluntary Termination Notice (as defined in the Receivables Sale Agreement) pursuant to Section 2.8 of the Receivables Sale Agreement.

“Stress Factor” means 2.5.

“Sub-Servicer” has the meaning set forth in Section 4.1(e).

“Subsidiary” means, with respect to any Person, any corporation, company, partnership or other entity of which more than fifty percent (50%) of the outstanding shares or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors of, or other persons performing similar functions for, such corporation, company, partnership or other entity (irrespective of whether at the time shares or other ownership interests of any other class or classes of such corporation, company, partnership or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more Subsidiaries of such Person.

“Taxes” has the meaning set forth in Section 1.9.

“Term SOFR” means, for any Settlement Period, the Term SOFR Reference Rate for a tenor of one (1) month (the “Term SOFR Term”) on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Settlement Period, as such rate is published by the Term SOFR Administrator; provided, however, that if, as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the Term SOFR Term has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for the Term SOFR Term as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest of (i) the Scheduled Termination Date, (ii) the date declared by the Administrative Agent or which automatically occurs pursuant to Section 2.2 and (iii) the date the Program Limit reduces to zero (0) pursuant to Section 1.3(f).

“Termination Day” means with respect to this Agreement (i) each day on which the conditions set forth in Section 2 of Exhibit II are not satisfied and (ii) each day which occurs on or after the Termination Date.

“Termination Event” has the meaning specified in Exhibit V.

“Transaction Documents” means this Agreement, the Performance Guaranty, each Blocked Account Agreement, each Originator Account Control Agreement, the Fee Letters, the Receivables Sale Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unmatured Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” has the meaning set forth in Section 1.9.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 1.9.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Voting Stock” shall mean, with respect to any person, such person’s equity interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weekly Receivables Report” means a report regarding the Pool Receivables and the transactions contemplated hereby that is in the form of the Monthly Receivables Report unless otherwise agreed by the Borrower, the Administrative Agent and the Servicer.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means with respect to any Lender:

(i)          for the Portion of Loan Amount for any Settlement Period with respect to such Lender to the extent such Portion of Loan Amount is funded through the issuance of Notes,

CPR x I x ED + AM
360

(ii)          for the Portion of Loan Amount for any Settlement Period with respect to such Lender to the extent such Portion of Loan Amount is not funded through the issuance of Notes,

AR x I x ED + AM
Year

where:

AM	=	the Applicable Margin

AR	=	the Alternate Rate for such Portion of Loan Amount for such Settlement Period with respect to such Lender

CPR	=	with respect to any Lender the CP Rate for the Portion of Loan Amount for such Settlement Period with respect to such Lender

ED	=	the actual number of days during such Settlement Period

I	=	the Portion of Loan Amount for such Settlement Period with respect to such Lender

Year	=	if such Portion of Loan Amount is funded based on the Alternate Base Rate, 365 or 366 days, as applicable, and otherwise 360 days provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; provided, further, that Yield for the Portion of Loan Amount shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason. Any Settlement Period in respect of which the Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Borrower by, the Lender Agent for the related Conduit Lender at any time, in which case the Portion of Loan Amount allocated to such terminated Settlement Period shall be allocated to a new Settlement Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Monthly Settlement Date, and shall accrue Yield at the Alternate Rate. During the existence of a Termination Event or if the Termination Date is declared by the Administrative Agent or automatically occurs pursuant to Section 2.2, the “Yield” for all Settlement Periods and all Portions of Loan Amounts shall be determined by substituting the Default Rate for the Alternate Rate and the CP Rate, as applicable.

“Yield and Fee Reserve Percentage” means, as of any date of determination, an amount equal to:

[(AR + AM + SFR) x DSO x SF] / 360

where:

AM	=	the Applicable Margin

AR	=	the weighted average Yield for the Aggregate Loan Amount for such Settlement Period

DSO	=	the average of the Days Sales Outstanding for the three most recently ended Specified Collection Periods

SF	=	the Stress Factor

SFR	=	the Servicing Fee Rate

“Yield and Fee Reserve” means, as of any date of determination, an amount equal to (a) the Net Receivables Balance as of such date multiplied by (b) the Yield and Fee Reserve Percentage.

2.          Other Terms. For purposes of this Agreement and the other Transaction Documents, unless the context otherwise requires:

(a)          accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP;

(b)          terms used in Article 9 of the UCC as in effect in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9;

(c)          references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day;

(d)          the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document);

(e)          references to any Section, Annex, Schedule or Exhibit are references to Sections, Annexes, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition;

(f)          the term “include” or “including” means “includes, without limitation,” or “including, without limitation,”, as applicable;

(g)          references to any Law refer to that Law as amended from time to time and include any successor Law;

(h)          references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms;

(i)          references to any Person include that Person’s successors and permitted assigns;

(j)          unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; and

(k)          references to any time when a Termination Event or Unmatured Termination Event “exists” or to the “existence” of a Termination Event or Unmatured Termination Event means any time when a Termination Event or Unmatured Termination Event exists or to the existence of a Termination Event or Unmatured Termination Event unless waived by the Administrative Agent and the Required Lenders.

EXHIBIT II

CONDITIONS OF CLOSING AND ADVANCES

1.          Conditions Precedent to Closing. The effectiveness of this Agreement is subject to the following conditions precedent that the Administrative Agent and each Lender Agent shall have received on or before the Closing Date, each in form and substance satisfactory to the Administrative Agent and each Lender Agent:

(a)          A counterpart of this Agreement and the other Transaction Documents duly executed and delivered by the parties thereto.

(b)          Certified copies of (i) the resolutions of the sole member of the Borrower authorizing the execution, delivery, and performance by the Borrower of this Agreement and the other Transaction Documents to which it will be a party, (ii) all documents evidencing other necessary limited liability company action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents to which it will be a party and (iii) the certificate of formation and operating agreement of the Borrower.

(c)          A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other Transaction Documents to which it will be a party. Until the Administrative Agent receives a subsequent incumbency certificate from the Borrower in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by the Borrower.

(d)          Certified copies of (i) the resolutions of the board of directors (or its designated committee) of Elanco authorizing the execution, delivery, and performance by Elanco of this Agreement and the other Transaction Documents to which the Servicer and Elanco, as the Originator, will be a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents to which it will be a party and (iii) the certificate of incorporation and bylaws of Elanco.

(e)          A certificate of the Secretary or Assistant Secretary of Elanco certifying the names and true signatures of the officers of Elanco authorized to sign this Agreement and the other Transaction Documents to which Elanco, as the Originator and the Servicer, will be a party. Until the Administrative Agent receives a subsequent incumbency certificate from Elanco, as the Originator or the Servicer in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by Elanco, as the Originator or the Servicer, as applicable.

(f)          Certified copies of (i) the resolutions of the board of directors (or its designated committee) of the Performance Guarantor authorizing the execution, delivery, and performance by the Performance Guarantor of the Performance Guaranty, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Performance Guaranty and the other Transaction Documents to which it will be a party and (iii) the certificate of incorporation and bylaws of the Performance Guarantor.

(g)          A certificate of the Secretary or Assistant Secretary of the Performance Guarantor certifying the names and true signatures of the officers of the Performance Guarantor authorized to sign the Performance Guaranty. Until the Administrative Agent receives a subsequent incumbency certificate from the Performance Guarantor, as the Performance Guarantor in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by the Performance Guarantor, as the Performance Guarantor.

(h)          Evidence of proper financing statements, duly filed or to be filed on or before the Closing Date under the UCC of all jurisdictions that the Administrative Agent and each Lender Agent may deem necessary or desirable in order to perfect (with a first priority) the security interests of the Administrative Agent (on behalf of itself and the other Lender Parties) contemplated by this Agreement and to perfect (with a first priority) the ownership interests of the Borrower as contemplated by the Receivables Sale Agreement.

(i)          Acknowledgment copies, or time stamped receipt copies of proper terminations of financing statements, if any, necessary to release all security interests and other rights of any Person (other than the Borrower and the Administrative Agent) in the Borrower Collateral previously granted by the Originator or the Borrower.

(j)          Completed UCC search reports, dated on or shortly before the Closing Date, listing all effective financing statements filed in the jurisdiction referred to in clause (h) above that name the Borrower or the Originator as debtor, together with copies of such financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions as the Administrative Agent or any Lender Agent may request, showing no such liens on any of the Borrower Collateral other than liens that have been released prior to the Closing Date.

(k)          Copies of the executed Blocked Account Agreement and Originator Account Control Agreement.

(l)          Favorable opinions of Elanco’s in-house counsel and Weil, Gotshal & Manges LLP, counsel for Elanco, the Servicer, the Performance Guarantor, the Originator and the Borrower, in each case, addressed to the Administrative Agent, each Lender and each Lender Agent, in form and substance reasonably satisfactory to the Administrative Agent, as to such matters as the Administrative Agent may reasonably request.

(m)          Satisfactory results of a review by the Lenders of the Borrower’s and the Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of the Borrower’s and the Originator’s operating locations and satisfactory review of the Eligible Receivables in existence on the Closing Date.

(n)          a Beneficial Ownership Certification of the Borrower in form and substance satisfactory to the Administrative Agent.

(o)          Monthly Receivables Report representing the performance of the portfolio of Pool Receivables for the month prior to the Closing Date.

(p)          Evidence of payment by the Borrower of all accrued and unpaid fees (including those contemplated by the Fee Letters), costs and expenses to the extent then due and payable on the date thereof, together with Attorney Costs of the Administrative Agent to the extent invoiced prior to such date; including any such costs, fees and expenses arising under or referenced in Section 6.4 and the Fee Letters.

(q)          Good standing certificates with respect to the Borrower, the Servicer, the Performance Guarantor and the Originator issued by the Secretary of the State of (x) Indiana, in the case of the Performance Guarantor, and (y) Delaware, in the case of the Servicer, the Originator and the Borrower.

2.          Conditions Precedent to All Advances and Releases. Each Advance (including the initial Advance after the effectiveness of this Agreement) and each Release shall be subject to the further conditions precedent that:

(a)          In the case of an Advance, the Servicer shall have delivered to the Administrative Agent and each Lender Agent, in form and substance satisfactory to the Administrative Agent, a Borrowing Request.

(b)          On the date of such Advance or Release the following statements shall be true (and acceptance of the proceeds of such Advance or Release shall be deemed a representation and warranty by the Borrower that such statements are then true):

(i)          the representations and warranties of the Borrower and the Servicer contained in Exhibit III and Exhibit VI and in each other Transaction Document to which it is a party are true and correct in all material respects (or, if already qualified by materiality, in all respects) on and as of the date of such Advance or Release as though made on and as of such date (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct in all material respects (or, if already qualified by materiality, in all respects) as of such prior date);

(ii)          the representations and warranties of the Originator in the Receivables Sale Agreement and in each other Transaction Document to which it is a party are true and correct in all material respects (or, if already qualified by materiality, in all respects) on and as of the date of such Advance or Release as though made on and as of such date (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct in all material respects (or, if already qualified by materiality, in all respects) as of such prior date);

(iii)          the representations and warranties of the Performance Guarantor in the Performance Guaranty and in each other Transaction Document to which it is a party are true and correct on in all material respects (or, if already qualified by materiality, in all respects) and as of the date of such Advance or Release as though made on and as of such date (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct in all material respects (or, if already qualified by materiality, in all respects) as of such prior date);

(iv)          (A) in the case of an Advance, no event has occurred and is continuing, or would result from such Advance, that constitutes a Termination Event or an Unmatured Termination Event and (B) in the case of a Release, (1) no event has occurred and is continuing that would constitute a Termination Event or a Specified Unmatured Termination Event and (2) such Release would not result in an event that constitutes a Termination Event or an Unmatured Termination Event;

(v)          the Aggregate Loan Amount, after giving effect to any such Advance or Release shall not be greater than the Program Limit, and the Aggregate Loan Amount, after giving effect to any such Advance or Release, shall not be greater than the Borrowing Base; and

(vi)          the Termination Date has not occurred.

(c)          The Receivables Sale Agreement is in full force and effect.

(d)          No Stop Sales Event has occurred.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1.          Representations and Warranties of Borrower. The Borrower represents and warrants, as of the Closing Date, on each Monthly Settlement Date and on each day that an Advance or a Release shall occur (in each case, unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct as of such prior date), to the Administrative Agent, each Lender Agent and each Lender as follows:

(a)          Organization and Good Standing. The Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified.

(b)          Power and Authority; Due Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Transaction Document to which it is a party, including the Borrower’s use of the proceeds of the Advances and Releases and the creation and perfection of all security interests provided for herein and therein, (i) are within the Borrower’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene or result in a default under or conflict with (1) the Borrower’s certificate of formation or operating agreement, (2) any Law applicable to the Borrower in any material respect, (3) any contractual restriction binding on or affecting the Borrower or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Borrower.

(c)          Governmental Approvals. Except where the failure to obtain or make such authorization or approval could not reasonably be expected to have a Material Adverse Effect, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party, or for the perfection of the Administrative Agent’s (on behalf of the Lender Parties) interests under the Transaction Documents or for the perfection of the Borrower’s interests under the Receivables Sale Agreement, except (i) any authorization, approval, action, notice or filing which has been obtained or made and (ii) the filing of the financing statements referred to in Section 1(h) of Exhibit II.

(d)          Binding Obligations. Each of this Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

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(e)          No Proceedings. There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect or seeks to prevent the transfer, sale, pledge or contribution of any Pool Receivable or the consummation of the transactions contemplated by the Transaction Documents.

(f)          Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Federal Reserve Board), and no proceeds of any Advance or Release will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Exchange Act, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulation U of the Federal Reserve Board.

(g)          Quality of Title. The Borrower is the legal and beneficial owner of the Pool Receivables, the Related Security and related Collections free and clear of any Adverse Claim; upon the Borrower’s acquisition of any Pool Receivable pursuant to the Receivables Sale Agreement, the Administrative Agent (on behalf of the Lenders) shall acquire a valid and enforceable first priority perfected security interest in each Pool Receivable and in the Related Security, Collections and other proceeds, with respect thereto, free and clear of any Adverse Claim; this Agreement creates a security interest in favor of the Administrative Agent (on behalf of itself and the other Lender Parties) in the items described in the Borrower Collateral and the Collection Accounts and the amounts on deposit therein, and the Administrative Agent (on behalf of itself and the other Lender Parties) has a first priority perfected security interest in such items, free and clear of any Adverse Claims. The Borrower has not authorized any effective financing statement or other instrument similar in effect naming the Borrower or the Originator as debtor covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Collection Account or any other Borrower Collateral, except those filed in favor of the Administrative Agent or the Borrower relating to this Agreement or the Receivables Sale Agreement.

(h)          Accurate Reports. Each Monthly Receivables Report, and any information, exhibit, financial statement, document, book, data, record or report furnished or to be furnished at any time by or on behalf of the Borrower to the Administrative Agent (including by delivery via Rabo Working Capital Solutions) in connection with this Agreement is or will be, when taken as a whole, accurate in all material respects as of its date or as of the date so furnished, and of any time of determination, all such information theretofore furnished by or on behalf of the Borrower to the Administrative Agent in connection with this Agreement when taken as a whole does not then contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

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(i)          Offices of Borrower. Except as permitted by Section 1(b) of Exhibit IV, the principal place of business and chief executive office (as such terms are used in the UCC) of the Borrower and the office where the Borrower keeps its records concerning the Pool Receivables are located at the address referred to in Schedule IV and such address has not changed since the formation of the Borrower other than in accordance with Section 1(b) of Exhibit IV. The jurisdiction of organization of the Borrower is the State of Delaware and the Borrower is only organized in a single jurisdiction.

(j)          Offices of Originator. Except as permitted by Section 1(b) of Exhibit IV, the principal place of business and chief executive office (as such terms are used in the UCC) of the Originator are located at the address set forth on Schedule IV.

(k)          Collection Accounts. Schedule II lists all banks and other financial institutions at which the Borrower maintains any Blocked Accounts or the Originator maintains any Originator Collection Accounts, and such schedule correctly identifies the name of each depository, the name in which each Collection Account is held, and the complete account number therefor. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed Blocked Account Agreement with respect to each Blocked Account and Originator Collection Account Agreement with respect to each Originator Collection Account. No Blocked Account is in the name of any Person other than the Borrower or the Administrative Agent and the Borrower has not consented to the related Collection Account Bank following the instructions of any Person other than the Administrative Agent or the Borrower. Each Originator Collection Account is a Securitization Asset (as defined in the Elanco Credit Agreement).

(l)          No Violation. The Borrower is not in violation of any order of any court, arbitrator or Governmental Authority having authority over it.

(m)          No Interest in Lenders. The Borrower has no direct or indirect ownership or other financial interest in any of the Lenders.

(n)          Eligible Receivable. Each Receivable included as an Eligible Receivable in the calculation of the Borrowing Base, is an Eligible Receivable at the time so included.

(o)          No Termination Event or Unmatured Termination Event. (i) Solely in the case of any Advance, no event has occurred and is continuing which constitutes a Termination Event or an Unmatured Termination Event and (ii) solely in the case of any Release, no event has occurred and is continuing which constitutes a Termination Event or a Specified Unmatured Termination Event, in each case, unless waived in writing by the Administrative Agent and the Required Lenders.

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(p)          Credit and Collection Policy. The Originator has complied in all material respects with the Credit and Collection Policy with regard to the Pool Receivables taken as a whole.

(q)          Names. The Borrower’s complete company name is set forth in the preamble to the Agreement, and the Borrower does not use and has not during the last five (5) years used any other company name, corporate name, trade name, doing business name or fictitious name.

(r)          Receivables Transfer. Prior to a transfer pursuant to the Receivables Sale Agreement, the Originator shall be the legal and beneficial owner of the Pool Receivables, the Related Security and related Collections transferred by the Originator to the Borrower pursuant to the Receivables Sale Agreement free and clear of any Adverse Claim and the Receivables Sale Agreement is effective to, and shall, transfer to the Borrower (and the Borrower shall acquire) from the Originator all right, title and interest of the Originator in each such Pool Receivable, Related Security and Collections with respect thereto free and clear of any Adverse Claim.

(s)          Payments to Originator. With respect to each Pool Receivable transferred by the Originator to the Borrower, the Borrower shall have paid or promised to pay to the Originator at the time of such transfer reasonably equivalent value in consideration of the transfer of such Pool Receivable and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator under the Receivables Sale Agreement is voidable under any section of the Bankruptcy Code.

(t)          Ownership of the Borrower. Elanco owns 100% of the outstanding membership interests of the Borrower free and clear of any Adverse Claim.

(u)          Solvency. As of the date hereof and after giving effect to the Advances or Releases to be made on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.

(v)          Investment Company. The Borrower is not (i) a “covered fund” under the Volcker Rule, (ii) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 or (iii) an EEA Financial Institution. In determining that the Borrower is not an investment company, the Borrower is relying on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act of 1940.

(w)          No Material Adverse Effect. No event has occurred and is continuing which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(x)          Legal Opinions. The factual assumptions relating to the Borrower set forth in the opinion(s) rendered by Weil, Gotshal & Manges LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinion(s), are true and correct in all material respects.

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(y)          Aggregate Loan Amount. The Aggregate Loan Amount does not exceed the Borrowing Base and the Aggregate Loan Amount does not exceed the Program Limit.

(z)          No Prior Business Activity. The Borrower has not engaged in any business activity before the Closing Date other than activities incidental to its formation and the negotiation of this Agreement and the other Transaction Documents.

(aa)          Ventures and Subsidiaries; Outstanding Debt. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. The Borrower has no Debt other than as permitted by Section 1(p) of Exhibit IV.

(bb)          ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) no steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined on a plan termination basis under Title IV of ERISA); (ii) (x) the minimum funding standards of Section 302 of ERISA and Section 412 of the Code have been satisfied with respect to each Pension Plan, (y) no contribution failure has occurred or is expected to occur with respect to any Pension Plan sufficient to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Code and (z) no lien has been imposed under Section 4068 of ERISA with respect to any Pension Plan; and (iii) none of the Borrower, Elanco or any ERISA Affiliate has incurred any liability under Title IV of ERISA with respect to the complete withdrawal or partial withdrawal (each as defined under Title IV of ERISA) of the Borrower, Elanco or any ERISA Affiliate from a Multiemployer Plan.

(cc)          Taxes. The Borrower has (i) timely filed all federal and material state and local Tax returns required to be filed and (ii) paid or made adequate provision for the payment of all Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been set aside on the books and records in accordance with GAAP.

(dd)          Tax Status. The Borrower (A) is treated as disregarded as separate from its owner within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes with such owner being a U.S. Person and (B) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States. The Borrower is not subject to any material amount of Taxes based on net income or gross receipts imposed by a state or local taxing authority.

(ee)          Bulk Sales. In the case of the Borrower, no transaction contemplated hereby or by the Receivables Sale Agreement requires compliance with any bulk sales act or similar law.

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(ff)          Assignment of Interest in Transaction Documents. The Borrower’s interests in, to and under the Receivables Sale Agreement and the other Transaction Documents have been collaterally assigned by the Borrower to the Administrative Agent.

(gg)          Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)          None of (i) the Borrower, any of its Subsidiaries, any of their respective directors, officers or, to the knowledge of the Borrower or any of its Subsidiaries, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower or any of its Subsidiaries, any agent or representative of the Borrower or any of its Subsidiaries, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country or (D) has been previously indicted for or convicted of any violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(ii)          Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii)          Each of the Borrower and its Subsidiaries, each director, officer, and to the knowledge of the Borrower, employee, agent and Affiliate of the Borrower or any of its Subsidiaries, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv)          No proceeds of any Advance or Release has been used, directly or indirectly, by the Borrower or any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 1(u) of Exhibit IV.

(hh)          Certificate of Beneficial Ownership. The Beneficial Ownership Certification executed and delivered to the Administrative Agent and the Lenders for the Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Beneficial Ownership Certification is one of the Transaction Documents.

(ii)          No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

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2.          Representations and Warranties of the Servicer. The Servicer represents and warrants, as of the Closing Date, on each Monthly Settlement Date and on each day that an Advance or Release shall occur (in each case, unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct as of such prior date), to the Administrative Agent, each Lender Agent and each Lender as follows:

(a)          Organization and Good Standing. The Servicer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect.

(b)          Power and Authority; Due Authorization; Contravention. The execution, delivery and performance by the Servicer of this Agreement and the other Transaction Documents to which it is a party (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or result in a default under or conflict with (1) the Servicer’s certificate of incorporation or bylaws, (2) any Law applicable to the Servicer other than a violation, default or conflict which would not reasonably be expected to have a Material Adverse Effect, (3) any contractual restriction binding on or affecting the Servicer or its property except for any such conflict, breach or default which could not reasonably be expected to have a Material Adverse Effect or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except for any such conflict, breach or default which could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Servicer.

(c)          Governmental Approvals. Except where the failure to obtain or make such authorization or approval could not reasonably be expected to have a Material Adverse Effect, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party except those that have been obtained and are in full force and effect.

(d)          Binding Obligations. Each of this Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

(e)          Financial Statements. The consolidated balance sheets of the Performance Guarantor as of December 31, 2022, and the related statements of income and retained earnings of the Performance Guarantor for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Lender Agent, fairly present the financial condition of the Servicer and its Subsidiaries as at such date and the results of the operations of the Servicer and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (except as otherwise noted therein) and there has been no Material Adverse Effect since December 31, 2022.

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(f)          No Proceedings. There is no pending or, to the knowledge of the Servicer, threatened action or proceeding affecting the Servicer before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect or seeks to prevent the transfer, sale, pledge or contribution of any Pool Receivable or the consummation of the transactions contemplated by the Transaction Documents.

(g)          Quality of Title. Upon the Borrower’s acquisition of each Pool Receivable in accordance with the Receivables Sale Agreement, the Administrative Agent (on behalf of the Lenders) shall acquire a valid and enforceable first priority perfected security interest in such Pool Receivable and in the Related Security, Collections and other proceeds, with respect thereto, free and clear of any Adverse Claim; this Agreement creates a security interest in favor of the Administrative Agent (on behalf of itself and the other Lender Parties) in the items described in the Borrower Collateral and the Collection Accounts and amounts on deposit therein, and the Administrative Agent (on behalf of itself and the other Lender Parties) has a first priority perfected security interest in such items, free and clear of any Adverse Claims. The Servicer has not authorized (or caused the Borrower to authorize) any effective financing statement or other instrument similar in effect naming the Borrower or the Originator as debtor covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Collection Account or any other Borrower Collateral, except those filed in favor of the Administrative Agent or the Borrower relating to this Agreement or the Receivables Sale Agreement.

(h)          Accurate Reports. Each Monthly Receivables Report, and any information, exhibit, financial statement, document, book, data, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrative Agent (including by delivery via Rabo Working Capital Solutions) in connection with this Agreement is or will be, when taken as a whole, accurate in all material respects as of its date or as of the date so furnished, and no such item, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(i)          No Violation. The Servicer is not in violation of any order of any court, arbitrator or Governmental Authority where such violation could reasonably be expected to result in a Material Adverse Effect.

(j)          Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the Pool Receivables taken as a whole.

(k)          Eligible Receivable. Each Receivable included as an Eligible Receivable in the calculation of the Borrowing Base, is an Eligible Receivable at the time so included.

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(l)          No Termination Event or Unmatured Termination Event. (i) Solely in the case of any Advance, no event has occurred and is continuing which constitutes a Termination Event or an Unmatured Termination Event and (ii) solely in the case of any Release, no event has occurred and is continuing which constitutes a Termination Event or a Specified Unmatured Termination Event, in each case, unless waived in writing by the Administrative Agent and the Required Lenders.

(m)          Investment Company. The Servicer is not (i) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 or (ii) an EEA Financial Institution.

(n)          Legal Opinions. The factual assumptions relating to the Servicer set forth in the opinion(s) rendered by Weil, Gotshal & Manges LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinion(s), are true and correct in all material respects.

(o)          Records. The Servicer has access to all Records necessary to service the Pool Receivables.

(p)          Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)          None of (i) the Servicer or any of its Subsidiaries, any of their respective directors, officers, or, to the knowledge of the Servicer or any of its Subsidiaries, any of their respective employees or Affiliates, or (ii) to the knowledge of the Servicer or any of its Subsidiaries, any agent or representative of the Servicer or any of its Subsidiaries, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country or (D) has been previously indicted for or convicted of any violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(ii)          Each of the Servicer and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Servicer and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(iii)          Each of the Servicer and its Subsidiaries, each director, officer, and to the knowledge of the Servicer, employee, agent and Affiliate of the Servicer or any of its Subsidiaries, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(iv)          No proceeds of any Advance or Release has been used, directly or indirectly, by the Servicer or any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 2(n) of Exhibit IV.

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(q)          Collection Accounts. Schedule II lists all banks and other financial institutions at which the Borrower maintains any Blocked Accounts or the Originator maintains any Originator Collection Accounts, and such schedule correctly identifies the name of each depository, the name in which each Collection Account is held, and the complete account number therefor. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed Blocked Account Agreement with respect to each Blocked Account and Originator Collection Account Agreement with respect to each Originator Collection Account. No Blocked Account is in the name of any Person other than the Borrower or the Administrative Agent, and the Servicer has not consented (and has not caused the Borrower to consent) to the related Collection Account Bank following the instructions of any Person other than the Administrative Agent or the Borrower and no Originator Collection Account is in the name of any Person other than the Originator or the Administrative Agent, and the Servicer has not consented to the related Collection Account Bank following the instructions of any Person other than the Administrative Agent or the Originator. Each Originator Collection Account is a Securitization Asset (as defined in the Elanco Credit Agreement).

(r)          Names. The Servicer’s complete legal name is set forth in the preliminary statements to this Agreement, and it does not use and has not during the last six (6) years used any other corporate name, trade name, doing business name or fictitious name, except as set forth on Schedule III.

(s)          No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

(t)          Taxes. The Servicer has (i) timely filed all federal and material state and local Tax returns required to be filed and (ii) paid or made adequate provision for the payment of all Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been set aside on the books and records in accordance with GAAP.

(u)          Borrower Tax Status. The Borrower (A) is treated as disregarded as separate from its owner within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes with such owner being a U.S. Person and (B) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States. The Borrower is not subject to any material amount of Taxes based on net income or gross receipts imposed by a state or local taxing authority.

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EXHIBIT IV

COVENANTS

1.          Covenants of the Borrower. Until the Final Payout Date:

(a)          Compliance with Laws, Etc. (i) The Borrower shall comply in all material respects with all Laws applicable to it and the Pool Receivables, and preserve and maintain its organizational existence, rights, franchises, qualifications, and privileges in all material respects. (ii) The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and laws, rules and regulations relating to Sanctions.

(b)          Offices, Records and Books of Account; Etc. The Borrower (i) shall keep its state of organization at the State set forth in Section 1(a) of Exhibit III or, upon at least thirty (30) days’ prior written notice of a proposed change to the Administrative Agent, any other state in the United States where all actions reasonably requested by the Administrative Agent to protect and perfect the interest of the Administrative Agent (on behalf of itself and the other Lender Parties) in the Borrower Collateral have been taken and completed and (ii) shall provide the Administrative Agent with at least thirty (30) days’ written notice prior to making any change in the Borrower’s name or making any other change in the Borrower’s identity or corporate structure (including through a merger) which could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term is used in the UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Borrower will also file and maintain in effect all filings, and take all such other actions, as may be necessary to protect the validity and perfection of its ownership interest in the Pool Receivables. The Borrower also will maintain and implement or will cause to be maintained and implemented administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)          Performance and Compliance with Contracts and Credit and Collection Policy. The Borrower shall, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply (or cause the Servicer to timely and fully comply) in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(d)          Security Interest, Etc. The Borrower shall, at its expense, take all action necessary or reasonably requested by the Administrative Agent to establish and maintain, in favor of the Administrative Agent (on behalf of itself and the other Lender Parties), a first priority perfected security interest in the Borrower Collateral and the Collection Accounts, in each case free and clear of any Adverse Claim including, taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent (on behalf of itself and the other Lender Parties) under this Agreement as the Administrative Agent may reasonably request.

(e)          Sales, Liens, Etc. The Borrower shall not sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, any portion of the Borrower Collateral except as otherwise expressly permitted by this Agreement or any other Transaction Document or create or suffer to exist (i) any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under, any of the Borrower Collateral or any Collection Account, or assign any right to receive income in respect of any items contemplated by this clause (e) or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired).

(f)          Extension or Amendment of Pool Receivables. Except with respect to actions by the Servicer that are permitted as provided in Section 4.2, the Borrower shall not approve any action by the Servicer which would extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(g)          Change in Business or Credit and Collection Policy. The Borrower shall not make any change in the Credit and Collection Policy, unless (x) such change could not reasonably be expected to, individually or in the aggregate, adversely affect in any material respect the validity, enforceability or collectibility of any portion of the Borrower Collateral or otherwise, individually or in the aggregate, adversely affect in any material respect the interests, rights or remedies of any Lender Party under this Agreement or any other Transaction Document or with respect to any portion of the Borrower Collateral or (y) the Administrative Agent consented to such change in writing (such consent not to be unreasonably withheld).

(h)          Audits. (i) The Borrower shall, from time to time during its regular business hours as reasonably requested by the Administrative Agent, permit the Administrative Agent, or its agents or representatives, in coordination with officers or other representatives of the Borrower, (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Borrower relating to Pool Receivables and the Related Security, including the related Contracts, and (B) to visit the offices and properties of the Borrower for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to the Pool Receivables, the Related Security or any other Borrower Collateral or the Borrower’s performance hereunder or under the Contracts with any of the officers of the Borrower or the Servicer, employees of the Servicer having senior servicing positions, or agents or contractors of the Borrower (other than the Servicer) having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours as reasonably requested by the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables; provided that the Borrower shall only be required to reimburse the Administrative Agent for one (1) such review pursuant to clause (i) and (ii) above in any twelve-month period, unless (x) a Termination Event has occurred and is continuing or (y) the results of the immediately prior Agreed Upon Procedures Report contained materially adverse findings as determined by the Administrative Agent or the Required Lenders. Subject to the limitations specified in the immediately preceding sentences, the Administrative Agent, or its agents and representatives, may (and the Administrative Agent (or such other Person who may be designated from time to time by the Required Lenders) shall, upon the request of the Required Lenders) conduct a review of the type described hereinabove whenever the Required Lenders or the Administrative Agent, as the case may be, in its and their reasonable judgment, deem such review appropriate.

(i)          Change in Collection Account Banks, Blocked Accounts, Originator Collection Accounts and Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or the Originator) to add or terminate any bank as a Collection Account Bank or any account as a Collection Account (or any related post office box of such account) from those listed in Schedule II to this Agreement, or instruct Obligors to make payments on Receivables other than to a Collection Account (or any related post office box of such account) unless the Administrative Agent shall have consented prior thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Blocked Account Agreements and Originator Account Control Agreements) that it may reasonably request in connection therewith. Notwithstanding the foregoing, the Borrower may from time to time add Blocked Accounts at a domestic office of any commercial bank that has a short term debt rating of at least “A-1” by S&P or “P-1” by Moody’s and is reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld) so long as in connection therewith the Borrower (or the Servicer on its behalf) delivers to the Administrative Agent a fully executed Blocked Account Agreement with such commercial bank and any opinions related thereto requested by the Administrative Agent in its reasonable discretion.

(j)          Deposits to Collection Accounts. The Borrower shall (i) instruct or cause the Originator and the Servicer to instruct all Obligors to make payments of all Pool Receivables directly to one or more Collection Accounts or to post office boxes or lock-boxes to which only the related Collection Account Banks have access (and shall instruct the Collection Account Banks to cause all items and amounts relating to such Pool Receivables received in such post office boxes or lock-boxes to be removed and deposited into a Collection Account on a daily basis), (ii) hold (or cause the Servicer and the Originator to hold) any payments on Pool Receivables or other Collections on Receivables received by the Borrower or such other Person in trust for the benefit of the Administrative Agent and the other Lender Parties and deposit, or cause to be deposited, any Collections on Pool Receivables received by it into a Blocked Account or, at any time after the Account Trigger Date on which no Termination Event has occurred and is continuing, an Originator Collection Account, in each case, not later than two (2) Business Days after receipt thereof, (iii) cause the Originator or the Servicer to remit any Collections that are deposited into an Originator Collection Account to a Blocked Account within two (2) Business Days of receipt unless the Account Trigger Date has occurred and such Collections are permitted to be released to the Originator in accordance with this Agreement, (iv) not permit funds other than Collections of Pool Receivables to be deposited into any Blocked Account and shall remove or cause to be removed any funds other than Collections of Pool Receivables deposited in any Blocked Account no later than two (2) Business Days after deposit therein, (v) not permit, on any date after the earlier of the Account Trigger Date and December 1, 2023, funds other than Collections of Pool Receivables to be deposited into any Originator Collection Account and, at all times following the Closing Date, shall remove or cause to be removed any funds other than Collections of Pool Receivables deposited in any Originator Collection Account no later than two (2) Business Days after deposit therein, (vi) except as permitted under clause (v) above, not, and will not permit the Servicer or the Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Lender Party is entitled, with any other funds, and (vii) to the extent Collections are nevertheless deposited into an account of the Borrower, the Originator or the Servicer other than a Collection Account, the Borrower shall, or shall cause the Servicer or the Originator to, remit such Collections into a Blocked Account or, at any time after the Account Trigger Date so long as no Termination Event has occurred and is continuing, an Originator Collection Account, in each case, within two (2) Business Days of receipt in such other account. Each Blocked Account shall at all times be subject to a Blocked Account Agreement and each Originator Collection Account shall at all times be subject to an Originator Account Control Agreement.

(k)          Marking of Records. At its expense, the Borrower shall maintain or cause the Servicer to maintain adequate records relating to the Pool Receivables and related Contracts, evidencing the ownership interest or security interest of the Administrative Agent (on behalf of itself and the other Lender Parties) therein and permitting such Pool Receivables and related Contracts to be readily identified and segregated from accounts receivable and other assets of Affiliates of the Borrower.

(l)          Separateness. The Borrower hereby acknowledges that the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Originator or any other Elanco Entity (as defined below). Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps including all steps that the Administrative Agent or a Lender Agent may from time to time reasonably request to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Originator, the Servicer, the Performance Guarantor and their respective Affiliates (other than the Borrower) (the Originator, the Performance Guarantor, the Servicer and their respective Affiliates (other than the Borrower) shall be referred to herein as an “Elanco Entity”), and not just a division of any Elanco Entity. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in clause (a) above, the Borrower shall:

(i)          compensate any employee, consultant or agent of the Borrower from the Borrower’s funds for services provided to the Borrower, and to the extent that the Borrower shares the same officers or other employees as the Servicer (or any other Elanco Entity or Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees, and the Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee;

(ii)          maintain office space separate and apart from the offices of the Originator or any other Elanco Entity through which the Borrower’s business will be conducted;

(iii)          allocate all overhead expenses (including telephone and other utility charges) which are not reflected in the Servicing Fee for items shared between the Borrower and any Elanco Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered;

(iv)          (A) the Borrower shall at all times have at least one (1) Independent Manager and (B) none of the Borrower, the Servicer, the Performance Guarantor, the Originator, any of the Borrower’s directors or officers or any of their respective Affiliates shall remove any Independent Manager or replace any Independent Manager, unless the Administrative Agent has been provided with prior written notice of such replacement and the successor Independent Manager qualifies as an Independent Manager in accordance with the definition thereof;

(v)          ensure that all limited liability company actions are duly authorized;

(vi)          maintain the Borrower’s books and records separate from those of any Elanco Entity;

(vii)          prepare its financial statements separately from those of other Elanco Entities, not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Receivables Sale Agreement (including for accounting and reporting purposes) in any manner other than (i) with respect to each transfer of each Pool Receivable and other Related Security effected pursuant to the Receivables Sale Agreement, as a true sale or true contribution, as applicable, and absolute assignment of the title to and sole record and beneficial ownership interest of the Pool Receivables and other Related Security by the Originator to the Borrower and (ii) with respect to each contribution of Pool Receivables and other Related Security thereunder, as an increase in the stated capital of the Borrower; provided, however, that this clause (vii) shall not apply for any tax purposes;

(viii)          except as herein specifically otherwise provided, not commingle funds or other assets of the Borrower with those of any Elanco Entity and not maintain bank accounts or other depository accounts to which any Elanco Entity is an account party, into which any Elanco Entity makes deposits or from which any Elanco Entity has the power to make withdrawals;

(ix)          not permit any Elanco Entity to pay any of the Borrower’s administrative costs and expenses (except pursuant to allocation arrangements that comply with the requirements of subclause (i) and (iii) of this clause (l));

(x)          comply in all material respects with the factual assumptions relating to the Borrower set forth in the opinion(s) rendered by Weil, Gotshal & Manges LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II relating to true sale and non-consolidation matters;

(xi)          compensate its Independent Manager in accordance with its operating agreement or a separate agreement;

(xii)          not amend its certificate of formation or operating agreement without the prior written consent of the Administrative Agent such consent not to be unreasonably withheld or delayed;

(xiii)          ensure that no Independent Manager shall at any time serve as a trustee in bankruptcy for the Borrower, the Servicer, the Originator, the Performance Guarantor or any of their respective Affiliates; and

(xiv)          provide in its certificate of formation or operating agreement that the managers of the Borrower shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless each Independent Manager shall approve the taking of such action in writing prior to the taking of such action.

(m)          [Reserved].

(n)          Consideration. With respect to each Receivable sold or transferred by the Originator to the Borrower, the Borrower will pay to the Originator reasonably equivalent value in consideration of the sale or transfer of such Receivable.

(o)          Other Agreements. The Borrower will not (i) enter into or be a party to any agreement or instrument other than this Agreement, the Receivables Sale Agreement and the other documents or instruments contemplated thereby or (ii) amend, modify or waive any provision thereof, or give any approval or consent or permission provided for therein (other than as permitted in Section 6.1).

(p)          No Other Business, Merger or Debt. The Borrower will not (i) engage in any business or enterprise or enter into any transaction other than as contemplated by the Transaction Documents, (ii) consolidate, divide or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or (iii) form or create any Subsidiary. The Borrower shall not create, incur, assume or permit to exist any Debt, other than Debt of the Borrower to any Affected Person, Indemnified Party, the Servicer or any other Person under or expressly permitted by the Transaction Documents.

(q)          Reporting Requirements. The Borrower will provide to the Administrative Agent and each Lender Agent the following:

(i)          as soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of a financial officer of the Borrower setting forth details of such Termination Event or Unmatured Termination Event and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)          within one hundred twenty (120) days of the end of the Borrower’s fiscal year unaudited annual financial statements of the Borrower certified by a financial officer of the Borrower, prepared in conformity with GAAP (subject to the absence of footnotes and year-end adjustments), which financial statements shall include, at a minimum, the non-consolidated balance sheet and a statement of income of the Borrower;

(iii)          promptly after the Borrower obtains knowledge thereof, notice of any Litigation which may exist at any time between the Borrower and any Governmental Authority or relating to any Transaction Document or any Borrower Collateral;

(iv)          promptly and in any event within five (5) Business Days after the occurrence thereof, notice of any event which is reasonably likely to have a Material Adverse Effect;

(v)          promptly after receipt thereof, any notices the Borrower receives from the Originator or the Servicer under the Receivables Sale Agreement;

(vi)          within three (3) Business Days after the Borrower obtains actual knowledge thereof, provide notice to the Administrative Agent of any change in the information included in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners or control party identified in such Beneficial Ownership Certification, or a change in the address of any beneficial owners or control party, and the Borrower shall execute and deliver to the Administrative Agent an updated Beneficial Ownership Certification; and

(vii)          promptly following any reasonable written request by the Administrative Agent, any Lender Agent or any Lender, all documentation and other information that the Administrative Agent, such Lender Agent or such Lender requests in regards to the Borrower, the Servicer, the Originator, the Performance Guarantor or the Borrower Collateral in order to comply with its ongoing obligations under applicable “know your customer”, anti-money laundering and sanctions rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

(r)          Payment, Performance and Discharge of Obligations.

(i)          Subject to clause (ii) below, the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it before any thereof shall become past due.

(ii)          The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in clause (i) above; provided, that adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP.

(s)          Limited Payments. The Borrower will not make any cash payment to or otherwise transfer any funds to any of its Affiliates except for (i) payments of the purchase price under the Receivables Sale Agreement, (ii) distributions, which are declared by the Borrower’s board of managers in accordance with all Laws relating to corporate formalities, (iii) the Servicing Fee or (iv) the return of funds other than Collections of Pool Receivables deposited in Blocked Accounts; provided that the Borrower shall not make any such payment under this clause (s) at any time with the funds which are required to be set aside for the benefit of, or otherwise to be distributed to, a Lender, a Lender Agent, the Administrative Agent or any other Indemnified Party or Affected Person pursuant to Section 1.4(b) or Section 1.4(d); provided, further, that the Borrower shall not make any payment under this clause (s) (other than the Servicing Fee) if after giving effect to such payment a Termination Event or Specified Unmatured Termination Event would exist or a Termination Event or Unmatured Termination Event would result therefrom.

(t)          [Reserved].

(u)          Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(i)          The Borrower will not request any Advance, and the Borrower shall not use and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance, directly or indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(ii)          The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(v)          Linked Accounts. Except for any Permitted Linked Account, the Borrower shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of a Termination Event, the Borrower shall, if so instructed in writing by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Borrower’s or the Servicer’s receipt of such instruction.

(w)          Taxes. The Borrower shall (i) timely file all federal and material state and local Tax returns required to be filed and (ii) pay or make adequate provision for the payment of all Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been set aside on the books and records in accordance with GAAP.

(x)          Tax Status. The Borrower shall not (A) become treated as other than disregarded as separate from its owner within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes with such owner being a U.S. Person or (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not become subject to any Tax in any jurisdiction outside the United States. The Borrower shall not become subject to any material Taxes imposed by a state or local taxing authority.

2.          Covenants of the Servicer. Until the Final Payout Date:

(a)          Compliance with Laws, Etc. The Servicer shall comply in all respects with all applicable Laws, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges could not reasonably be expected to have a Material Adverse Effect. The Servicer will maintain in effect policies and procedures reasonably designed to promote compliance by the Servicer, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and laws, rules and regulations relating to Sanctions.

(b)          Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all Records necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)          Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer shall, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by the Servicer under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(d)          Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably requested by the Administrative Agent to establish and maintain a first priority perfected security interest in the Borrower Collateral free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of itself and the other Lender Parties), including taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent (on behalf of itself and the other Lender Parties) under this Agreement as the Administrative Agent may reasonably request.

(e)          Extension or Amendment of Pool Receivables. Except as provided in Section 4.2, the Servicer shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(f)          Audits. (i) The Servicer shall, from time to time during its regular business hours as reasonably requested by the Administrative Agent, permit the Administrative Agent, or its agents or representatives, in coordination with officers or other representatives of the Servicer, (A) to examine and make copies of and abstracts from all books, records and documents (including, computer tapes and disks) in the possession or under the control of the Servicer relating to Pool Receivables and the Related Security, including the related Contracts, and (B) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer’s performance hereunder or under the Contracts with any of the officers of the Borrower or the Servicer, employees of the Servicer having senior servicing positions, or agents or contractors of the Servicer having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours as reasonably requested by the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables; provided that the Servicer shall only be required to reimburse the Administrative Agent for one (1) such review pursuant to clause (i) and (ii) above in any twelve-month period, unless (x) a Termination Event has occurred and is continuing or (y) the results of the immediately prior Agreed Upon Procedures Report contained materially adverse findings as determined by the Administrative Agent or the Required Lenders. Subject to the limitations specified in the immediately preceding sentences, the Administrative Agent, or its agents and representatives, may (and the Administrative Agent (or such other Person who may be designated from time to time by the Required Lenders) shall, upon the request of the Required Lenders) conduct a review of the type described hereinabove whenever the Required Lenders or the Administrative Agent, as the case may be, in its and their reasonable judgment, deem such review appropriate.

(g)          Change in Collection Account Banks, Blocked Accounts, Originator Collection Accounts and Payment Instructions to Obligors. The Servicer shall not (and shall not permit the Borrower or the Originator to) add or terminate any bank as a Collection Account Bank or any account as a Collection Account (or any related post office box of such account) from those listed in Schedule II to this Agreement, or instruct Obligors to make payments on Receivables other than to a Collection Account (or any related post office box of any such account) unless the Administrative Agent shall have consented prior thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Blocked Account Agreements and Originator Account Control Agreements) that it may request in connection therewith. The Servicer shall cause each Originator Collection Account to be a Securitization Asset (as defined in the Elanco Credit Agreement) at all times.

(h)          Deposits to Collection Accounts. The Servicer shall (i) instruct or cause the Borrower and the Originator to instruct all Obligors to make payments of all Pool Receivables directly to one or more Collection Accounts or to post office boxes or lock-boxes to which only the related Collection Account Banks have access (and shall instruct the Collection Account Banks to cause all items and amounts relating to such Pool Receivables received in such post office boxes or lock-boxes to be removed and deposited into a Collection Account on a daily basis), (ii) hold (or cause the Borrower and the Originator to hold) any payments on Pool Receivables or other Collections on Receivables received by the Servicer or such other Person in trust for the benefit of the Administrative Agent and the other Lender Parties and deposit, or cause to be deposited, any Collections on Pool Receivables received by it into a Blocked Account or at any time after the Account Trigger Date on which no Termination Event has occurred and is continuing, an Originator Collection Account, in each case, not later than two (2) Business Days after receipt thereof, (iii) remit any Collections that are deposited into an Originator Collection Account to a Blocked Account within two (2) Business Days of receipt unless the Account Trigger Date has occurred and such Collections are permitted to be subject to be released to the Originator in accordance with this Agreement, (iv) not permit funds other than Collections of Pool Receivables to be deposited into any Blocked Account and shall remove or cause to be removed any funds other than Collections of Pool Receivables deposited in any Blocked Account no later than two (2) Business Days after deposit therein, (v) not permit, on any date after the earlier of the Account Trigger Date and December 1, 2023, funds other than Collections of Pool Receivables to be deposited into any Originator Collection Account and, at all times following the Closing Date, shall remove or cause to be removed any funds other than Collections of Pool Receivables deposited in any Originator Collection Account no later than two (2) Business Days after deposit therein, (vi) except as permitted under clause (v) above, not, and will not permit the Borrower or the Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Lender Party is entitled, with any other funds, and (vii) to the extent Collections are nevertheless deposited into an account of the Borrower, the Originator or the Servicer other than a Collection Account, the Servicer shall, or shall cause the Borrower or the Originator to, remit such Collections into a Blocked Account or, at any time after the Account Trigger Date on which no Termination Event has occurred and is continuing, an Originator Collection Account, in each case, within two (2) Business Days of receipt in such other account. Each Blocked Account shall at all times be subject to a Blocked Account Agreement and each Originator Collection Account shall at all times be subject to an Originator Account Control Agreement.

(i)          Marking of Records. At its expense, the Servicer shall maintain adequate records relating to Pool Receivables and related Contracts, evidencing the ownership interest or security interest of the Administrative Agent (on behalf of itself and the other Lender Parties) therein and permitting such Pool Receivables and related Contracts to be readily identified and segregated from accounts receivable and other assets of Affiliates of the Borrower.

(j)          Merger, Sale of Assets. The Servicer shall not:

(i)          be a party to any merger, division or consolidation, except that, so long as no Termination Event has occurred or would occur immediately after giving effect thereto or would result therefrom, the Servicer may merge with any other Person, provided that (x) the Servicer is the survivor of such merger or (y) in the event the Servicer is not the survivor of such merger, (A) no Change in Control shall result therefrom and (B) the Servicer shall have provided the Administrative Agent with all requested know your customer documentation and opinions of counsel and an assumption agreement, in each case, in form and substance reasonable satisfactory to the Administrative Agent and any other documents reasonably requested by the Administrative Agent; or

(ii)          sell, lease, transfer or otherwise dispose of assets constituting all or substantially all of the assets of the Servicer and its consolidated Subsidiaries (taken as a whole) other than the assignments and transfers contemplated by the Transaction Documents, to another Person, or liquidate or dissolve.

(k)          Reporting Requirements. The initial Servicer will provide to the Administrative Agent and each Lender Agent (in multiple copies, if requested by the Administrative Agent or such Lender Agent) the following:

(i)          within the time period specified in the SEC’s rules and regulations for nonaccelerated filers with respect to the filing of annual reports on Form 10-K (or any successor or comparable form) if the Performance Guarantor had been a reporting company under the Exchange Act, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Performance Guarantor and its Subsidiaries as of the close of each fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Performance Guarantor as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Performance Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Performance Guarantor (or any direct or indirect parent thereof) of annual reports on Form 10-K (or any successor or comparable form, as applicable, filed with the SEC), in each case of the Performance Guarantor and its consolidated Subsidiaries (or any direct or indirect parent thereof, as applicable) shall satisfy the requirements of this clause (q)(i) to the extent such annual reports include the information specified herein);

(ii)          within the time period specified in the SEC’s rules and regulations for nonaccelerated filers with respect to the filing of quarterly reports on Form 10-Q (or any successor or comparable form) if the Performance Guarantor had been a reporting company under the Exchange Act (commencing with the fiscal quarter ending September 30, 2020), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Performance Guarantor and its Subsidiaries as of the close of each fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a financial officer of the Performance Guarantor on behalf of the Performance Guarantor as fairly presenting, in all material respects, the financial position and results of operations of the Performance Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Performance Guarantor (or any direct or indirect parent thereof) of quarterly reports on Form 10-Q (or any successor or comparable form, as applicable, filed with the SEC), in each case of the Performance Guarantor and its consolidated Subsidiaries (or any direct or indirect parent thereof, as applicable) shall satisfy the requirements of this clause (q)(ii) to the extent such quarterly reports include the information specified herein);

(iii)          concurrently with any delivery of financial statements under clause (q)(i) or (q)(ii) above, a certificate of a financial officer of the Performance Guarantor (i) certifying that no Termination Event or Unmatured Termination Event has occurred since the date of the last certificate delivered pursuant to this clause (q)(iii) or, if such an Termination Event or Unmatured Termination Event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal quarter ended September 30, 2023, setting forth computations in reasonable detail demonstrating compliance with any of the covenants set forth in Section 6.11 of the Elanco Credit Agreement; provided that a certificate created pursuant to Section 5.04(c) of the Elanco Credit Agreement satisfy this clause (q)(iii);

(iv)          (A) on the 20th day after the close of every Collection Period (or the next succeeding Business Day if such day is not a Business Day), commencing in August 2023 (the “Monthly Reporting Date”) a Monthly Receivables Report for the immediately preceding Collection Period, (B) if a Cash Trigger Event has occurred, (I) at any time the Administrative Agent has designated weekly reporting to the Servicer upon five (5) Business Days’ prior written notice, a Weekly Receivables Report as of the last Business Day of the preceding calendar week or (II) at any time the Administrative Agent has designated daily reporting to the Servicer upon five (5) Business Days’ prior written notice, a Daily Receivables Report as of close of business on the preceding Business Day and (C) if a Termination event has occurred and is continuing, at such other time as the Administrative Agent may request (which may be daily);

(v)          as soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence of a Termination Event or an Unmatured Termination Event, a statement of a financial officer of the Servicer setting forth details of such Termination Event or Unmatured Termination Event and the action that the Servicer has taken and proposes to take with respect thereto;

(vi)          promptly (and in any case within two (2) Business Days) upon becoming aware of (A) the institution of any steps by the Servicer or any other Person to terminate any Pension Plan other than pursuant to Section 4041(b) of ERISA, (B) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under Section 430(k) of the Code or Section 303(k) of ERISA, (C) except as would not reasonably be expected to result in a Material Adverse Effect, the incurrence of any liability under Title IV of ERISA with respect to the complete withdrawal or partial withdrawal of the Borrower, Elanco or any ERISA Affiliate from Multiemployer Plan, or (D) except as would not reasonably be expected to result in a Material Adverse Effect, incurrence of any liability by Borrower, Elanco, or any ERISA Affiliate under Title IV of ERISA with respect to a Pension Plan, notice thereof and copies of all documentation relating thereto received by the Borrower or Elanco, or, to the extent reasonably available to Borrower or Elanco, an ERISA Affiliate;

(vii)          such other information respecting the Pool Receivables, the Collection Accounts or the condition or operations, financial or otherwise, of the Servicer or any of its Affiliates as the Administrative Agent or a Lender Agent may from time to time reasonably request with respect to the transactions contemplated under the Transaction Documents;

(viii)          on or prior to each annual anniversary of the Closing Date, and at the sole expense of the Servicer, an Agreed Upon Procedures Report performed by an independent audit firm selected by the Administrative Agent;

(ix)          promptly following any reasonable written request by the Administrative Agent, any Lender Agent or any Lender, all documentation and other information that the Administrative Agent, such Lender Agent or such Lender requests in regards to the Servicer, the Borrower, the Originator, the Performance Guarantor or the Borrower Collateral in order to comply with its ongoing obligations under applicable “know your customer”, anti-money laundering and sanctions rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;

(x)          at least thirty (30) days prior to any change in the Borrower’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof; and

(xi)          promptly and in any event within five (5) Business Days after the occurrence thereof, notice of any event which could have a Material Adverse Effect.

(l)          Separateness. The Servicer shall comply in all material respects with the factual assumptions relating to the Servicer set forth in the opinion(s) rendered by Weil, Gotshal & Manges LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II relating to true sale and non-consolidation matters.

(m)          Change in Business or Credit and Collection Policy. The Servicer shall not make any change in the Credit and Collection Policy, unless (x) such change would not and could not reasonably be expected to, individually or in the aggregate, adversely affect in any material respect the validity, enforceability or collectibility of any portion of the Pool Receivables or adversely affect in any material respect the interests, rights or remedies of any Lender Party under this Agreement or any other Transaction Document or with respect to any portion of the Pool Receivables or (y) the Administrative Agent consented to such change in writing (such consent not to be unreasonably withheld).

(n)          Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(i)          The Servicer will not cause the Borrower to request any Advance, and the Servicer shall not use and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance, directly or indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(ii)          The Servicer will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Servicer and its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(o)          Linked Accounts. Except for any Permitted Linked Account, the Servicer shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of a Termination Event, the Servicer shall, if so instructed in writing by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Borrower’s or the Servicer’s receipt of such instruction.

(p)          Taxes. The Servicer shall (i) timely file all federal and material state and local Tax returns required to be filed and (ii) pay or make adequate provision for the payment of all Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been set aside on the books and records in accordance with GAAP.

(q)          Borrower Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Borrower to (A) become treated as other than disregarded as separate from its owner within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes with such owner being a U.S. Person or (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Servicer shall ensure that the Borrower shall not become subject to any Tax in any jurisdiction outside the United States. The Servicer shall ensure that the Borrower shall not become subject to any material Taxes imposed by a state or local taxing authority.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)          the Borrower shall fail to remit when required any payment of the Aggregate Loan Amount required under this Agreement, excluding any payment of Aggregate Loan Amount to cure a Borrowing Base deficiency pursuant to clause (i) below; or

(b)          the Borrower, the Servicer, the Performance Guarantor or the Originator shall fail to remit when required any payment of Yield, Fees or any other payment (other than payment of the Aggregate Loan Amount) required under this Agreement or any other Transaction Document to which it is a party and such failure to make such payment shall continue for three (3) Business Days; or

(c)          any representation or warranty made or deemed made by the Originator, the Borrower, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made, unless such representation or warranty is capable of being remedied and the Originator, the Borrower, such Performance Guarantor or the Servicer, as applicable, shall have remedied such incorrect or untrue representation and warranty within thirty (30) days; provided that a Termination Event shall not occur in connection with a breach of any of the representations referred to in Section 1.4(e)(ii) and Sections 1(h) and 2(h) of Exhibit III (solely to the extent any such breach would also give rise to a Deemed Collection pursuant to Section 1.4(e)(ii)) if the Borrowing Base does not exceed the Aggregate Loan Amount after a recalculation of the Borrowing Base (and each component thereof) and excluding the related Receivable or Receivables from the Aggregate Outstanding Balance, and the payments required to be made hereunder in connection with such exclusion have been made; or

(d)          except as set forth in clause (a) or (b) above, the Servicer, the Originator, the Performance Guarantor or the Borrower shall fail in any material respect:

(i) to perform or observe any term contained in (A) Section 1(e), (g), (i), (o), (p), (q) (other than (q)(vi) and (vii)), (s), (u) or (v) or Section 2(g), (j), (k)(v), (k)(vi), (k)(x), (m), (n) or (o), in each case of Exhibit IV, (B) Section 5.1(e), (g), (i), (l) or (s) of the Receivables Sale Agreement or (C) Section 7(b) of the Performance Guaranty,

(ii) to perform or observe any term contained in (A) Section 1(j) or Section 2(h), in each case of Exhibit IV, or (B) Section 5.1(j) of the Receivables Sale Agreement and such failure shall remain unremedied for three (3) Business Days after receiving notice or such Person becoming aware of such failure,

(iii) to perform or observe any term contained in Section 2(k)(iv) of Exhibit IV and such failure shall remain unremedied for two (2) Business Days or

(iv) to perform or observe any other term, covenant or agreement contained in this Agreement or any Transaction Document (other than as provided in clause (i), (ii) or (iii) above or clause (a) or (b) of this Exhibit V) to which it is a party and such failure shall remain unremedied for thirty (30) days after receiving notice or such Person becoming aware of such failure; or

(e)          a default shall occur in respect of any Debt of the Servicer, the Performance Guarantor or the Originator in excess of $100,000,000 that permits the holders of such indebtedness to declare such indebtedness (or results in such indebtedness automatically becoming) due and payable, or required to be prepaid, redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such indebtedness shall be required to be made, in each case before the stated maturity thereof; or

(f)          this Agreement, the Receivables Sale Agreement, any Blocked Account Agreement or any Originator Account Control Agreements shall for any reason (other than pursuant to the terms hereof) cease to create, or the Borrower Collateral or the Collection Accounts shall for any reason cease to be subject to, a valid and perfected first priority security interest in favor of the Administrative Agent (on behalf of itself and the other Lender Parties), in each case free and clear of any Adverse Claim; or

(g)          the Borrower, the Servicer, the Performance Guarantor or the Originator or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, the Servicer, the Performance Guarantor or the Originator or any of their respective Subsidiaries and, in the case of an involuntary Insolvency Proceeding with respect to the Servicer, the Performance Guarantor, the Originator or any of their respective Subsidiaries (other than the Borrower), such event shall not be dismissed, bonded or discharged for sixty (60) days; or

(h)          at any time (i) on or prior to December 31, 2023, (A) the average of the Default Ratios of the three most recently ended Collection Periods shall exceed 3.50%, (B) the average of the Dilution Ratios of the three most recently ended Collection Periods shall exceed 2.50%, (C) the average of the Delinquency Ratios of the three most recently ended Collection Periods shall exceed 5.10% or (D) the Days Sales Outstanding for the most recently ended Collection Period shall exceed 70 days; or (ii) after December 31, 2023, (A) the average of the Default Ratios of the three most recently ended Collection Periods shall exceed 2.00%, (B) the average of the Dilution Ratios of the three most recently ended Collection Periods shall exceed 2.50%, (C) the average of the Delinquency Ratios of the three most recently ended Collection Periods shall exceed 3.00% or (D) the average of the Days Sales Outstanding of the three most recently ended Collection Periods shall exceed 70 days; or

(i)          the Aggregate Loan Amount shall exceed the lesser of the Borrowing Base and the Program Limit and such circumstance shall not have been remedied within two (2) Business Days; or

(j)          the Performance Guarantor shall fail to comply with any of the covenants set forth in Section 6.11 of the Elanco Credit Agreement, regardless of whether the Elanco Credit Agreement is then in effect or whether such failure has been waived by the parties to the Elanco Credit Agreement; provided, however, if, after the date hereof, the Elanco Credit Agreement is replaced with a similar or revised revolving and/or term credit facility (the “New Credit Agreement”) and each of the Committed Lenders approves the covenants contained in the New Credit Agreement which are similar in nature to the foregoing covenants, such similar covenants in the New Credit Agreement shall replace the covenants described above regardless of whether the New Credit Agreement is then in effect or whether such failure has been waived by the parties to the New Credit Agreement; or

(k)          a final judgment or order for the payment of money (to the extent not bonded or covered by insurance to the reasonable satisfaction of the Administrative Agent) in an aggregate amount not paid or fully covered by a reputable and solvent insurance company greater than $100,000,000, shall be rendered against the Servicer, the Performance Guarantor, the Originator or any of their respective Subsidiaries, individually or as a group, and either (x) the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed (including by reason of pending appeal or otherwise) or (y) any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Servicer, the Performance Guaranty, the Originator and/or any of their respective Subsidiaries as a group to enforce any such judgment and no stay of enforcement (including by reason of pending appeal or otherwise) shall be in effect; or

(l)          (i) the Borrower, the Originator, the Servicer or the Performance Guarantor shall be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) the Borrower shall become a “covered fund” within the meaning of the Volcker Rule; or

(m)          a Change in Control shall occur; or

(n)          [reserved]; or

(o)          the Internal Revenue Service (or similar state or foreign taxing authority) shall file notice of a lien pursuant to Section 6323 of the Code (or any provision of any state or foreign tax law that is comparable to Section 6323 of the Code) with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days; or

(p)          (i) institution of any steps by the Borrower, Elanco, any ERISA Affiliate or the U.S. Pension Benefit Guaranty Corporation to terminate a Pension Plan if, as a result of such termination, the Borrower, Elanco or any ERISA Affiliate would reasonably be expected to be required to make a contribution or would reasonably be expected to incur any liability or obligation to such Pension Plan, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under Section 430(k) of the Code or 303(k) of ERISA, or (iii) the complete withdrawal or partial withdrawal of the Borrower, Elanco or any ERISA Affiliate from any Multiemployer Plan that would reasonably be expected to result in the Borrower, Elanco or any ERISA Affiliate incurring a liability or obligation under Title IV of ERISA with respect to such Multiemployer Plan, in each case of subsections (i) through (iii), that would reasonably be expected to have a Material Adverse Effect, or (iv) the U.S. Pension Benefit Guaranty Corporation’s filing of notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any assets of the Borrower or Elanco and such lien shall not have been released within five (5) Business Days; or

(q)          a default shall occur in respect of any Debt of the Borrower in excess of $16,750; or

(r)          a final judgment or order for the payment of money (to the extent not bonded or covered by insurance to the reasonable satisfaction of the Administrative Agent) shall be rendered against the Borrower in an aggregate amount greater than $16,750; or

(s)          the Aggregate Loan Amount, any Yield and all other Borrower Obligations owed by the Borrower shall not have been paid in full by the Legal Final Termination Date; or

(t)          a Purchase Termination Event shall have occurred and be continuing; or

(u)          any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, the Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing.

EXHIBIT VI

SUPPLEMENTAL PERFECTION REPRESENTATIONS,
WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in Exhibit III and Exhibit IV hereof, each of the Borrower and the Servicer hereby makes the following additional representations, warranties and covenants as of the Closing Date, on each Monthly Settlement Date and on each day that an Advance or a Release shall occur:

1.          Pool Receivables; Collection Accounts.

(a)          The Pool Receivables constitute “accounts” within the meaning of the UCC.

(b)          Each Collection Account constitutes a “deposit account” within the meaning of the UCC.

2.          Creation of Security Interest. The Borrower owns and has good and marketable title to the Pool Receivables and each Blocked Account (and the related post office boxes or lock-boxes), free and clear of any Adverse Claim. The Originator owns and has good and marketable title to each Originator Collection Account, free and clear of any Adverse Claim. This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Borrower Collateral in favor of the Administrative Agent (on behalf of itself and the other Lender Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.

3.          Perfection.

(a)          The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable Law and entered into Blocked Account Agreements in order to perfect the sale or transfer of the Pool Receivables from the Originator to the Borrower pursuant to the Receivables Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of itself and the other Lender Parties) in the Borrower Collateral.

(b)          With respect to all Collection Accounts (and all related post office boxes or lock-boxes), the Borrower or the Servicer, as applicable, has delivered to the Administrative Agent (on behalf of itself and the other Lender Parties), a fully executed Blocked Account Agreement or Originator Account Control Agreement, as applicable, pursuant to which the applicable Collection Account Bank has agreed, following the occurrence of certain events specified therein, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in such Collection Account (and all funds sent to the respective post office box), without further consent by the Borrower, the Servicer, the Performance Guarantor or the Originator.

4.          Priority.

(a)          Other than the transfer of the Pool Receivables by the Originator to the Borrower pursuant to the Receivables Sale Agreement, the grant of security interest by the Originator to the Borrower in each Originator Collection Account pursuant to the Receivables Sale Agreement and the grant of security interest by the Borrower to the Administrative Agent (on behalf of itself and the other Lender Parties) in the Borrower Collateral and each Collection Account (and the related post office box) hereunder, neither the Borrower the Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Pool Receivables, Related Security, Collections, Collection Accounts (and the related post-office box) or any other Borrower Collateral to any other Person.

(b)          Neither the Borrower nor the Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or the Originator that include a description of collateral covering the Pool Receivables, Related Security, Collections or all other collateral pledged to the Administrative Agent (on behalf of itself and the other Lender Parties) pursuant to the Transaction Documents, other than any financing statement filed pursuant to the Receivables Sale Agreement and this Agreement or financing statements that have been validly terminated or amended on or prior to the date hereof.

(c)          The Borrower is not aware of any judgment, ERISA or tax lien filings against the Borrower or against the Originator which could attach to the Pool Receivables and which, with the giving of notice or the passage of time, would constitute a Termination Event.

(d)          None of the Blocked Accounts (and the related post office boxes or lock-boxes) are in the name of any Person other than the Borrower or the Administrative Agent. None of the Originator Collection Accounts (and the related post office boxes or lock-boxes) are in the name of any Person other than the Originator or the Administrative Agent. Neither the Borrower nor the Originator has consented to any Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

5.          Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, the representations and warranties contained in this Exhibit VI shall be continuing, and remain in full force and effect until such time as the Aggregate Loan Amount, Aggregate Yield, all Fees, all other Borrower Obligations and any other amounts payable by the Borrower, the Originator, the Performance Guarantor and the Servicer to each Lender Party under the Transaction Documents, have been paid in full, in cash, and all other obligations of the Borrower under this Agreement or any other Transaction Documents have been fully performed.

6.          Borrower or Servicer to Maintain Perfection and Priority. The Borrower or the Servicer shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary, or such actions as are reasonably requested by the Administrative Agent or a Lender Agent, to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the other Lender Parties) security interest in the Pool Receivables, Related Security and Collections and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Lender Parties) pursuant to the Transaction Documents. The Borrower or the Servicer shall, from time to time and within the time limits established by Law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Lender Parties) security interest in the Pool Receivables, Related Security and Collections, and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Lender Parties) pursuant to the Transaction Documents as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower or the Servicer to file such financing statements under the UCC without the signature of the Borrower, the Originator, the Servicer or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, none of the Borrower, the Servicer, the Performance Guarantor or the Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent and the Required Lenders.